Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

Confidential

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 22, 2017, by and among: VIR BIOTECHNOLOGY, INC., a Delaware corporation (“Purchaser”); HUMABS BIOMED SA, a Swiss corporation limited by shares (the “Company”); the shareholders of the Company set forth on the signature pages hereto (each a “Shareholder” and, collectively, the “Shareholders”); the option holders of the Company set forth on the signature pages hereto (each an “Optionholder” and collectively, the “Optionholders”; each Shareholder and each Optionholder is also referred to herein as a “Securityholder” and any combination of Shareholders and Optionholders are also referred to herein as the “Securityholders”) and Fortis Advisors LLC, a Delaware limited liability company solely in its capacity as the Representative (the “Representative”). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    The Shareholders collectively own all of the issued and paid-up share capital of the Company of CHF 130,000 divided into (i) 686 Series A registered shares with a par value of CHF 100 each, (ii) 400 Series B registered shares with a par value of CHF 100 each, (iii) 214 Series C registered common shares with a par value of CHF 100 each (collectively, the “Shares”).

B.    The Optionholders collectively hold options to receive 111 shares of the Company’s Series C registered common shares with a par value of CHF 100 each (the “Option” and together with the Shares, the “Securities”) after giving effect to certain exercises of options for 83 shares of the Company’s Series C registered common shares with a par value of CHF 100 each.

C.    Purchaser desires to purchase from each Securityholder, and each Securityholder desires to sell to Purchaser, the Securities, on the terms and conditions set forth in this Agreement.

D.    Concurrently with the execution of this Agreement, Purchaser, the Representative and the Escrow Agent shall enter into an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), pursuant to which Purchaser shall deposit the Escrow Amount in an escrow account to satisfy and secure the obligations set forth in Section 7.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1    Purchase of Securities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, each Securityholder shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase and acquire from each Securityholder, such Securityholder’s right, title and interest in and to all the Securities for the consideration specified in Section 1.2(a) below.

1.2	Purchase Price.

(a)    Purchase Price. The aggregate consideration payable by Purchaser (or its designee) to the Securityholders for the Securities (the “Purchase Price”) shall be:

(i)    an amount in cash, payable at the Closing to the Securityholders indicated on the Spreadsheet (with payment for the Optionholders and other Securityholders receiving compensatory payments under applicable Legal Requirements for purpose of Tax to be paid to the Company for further distribution to the Optionholders and such Securityholders via the Company’s payroll), equal in the aggregate to (a) $30,000,000, less (b) the aggregate amount of all Indebtedness as of the Closing, less (c) the aggregate amount of all Unpaid Transaction Expenses, plus (d) the amount by which Estimated Working Capital exceeds the Working Capital Target, as reflected on the Financial Certificate, if at all, less (e) the amount by which the Working Capital Target exceeds Estimated Working Capital, as reflected on the Financial Certificate, if at all, less (f) the Representative’s Expense Fund Amount, less (g) the Escrow Amount, less (h) the Old Reserves Retainer (such net amount under this subpart (i), the “Closing Cash Payment”);

(ii)    an amount in cash equal to the Representative’s Expense Fund Amount, which amount Purchaser shall deliver or cause to be delivered to the Representative at the Closing;

(iii)    an amount in cash equal to $4,500,000, which amount Purchaser shall deliver or cause to be delivered to the Escrow Agent at the Closing (the “Escrow Amount”) for the purpose of satisfying claims brought pursuant to Section 7 and distributed in accordance with the terms and conditions set forth in this Agreement and the Escrow Agreement;

(iv)    the issuance, at the Closing, of 7,500,000 shares of common stock of Purchaser, par value $0.0001 (“Purchaser Common Stock”), to the Securityholders and in such amounts indicated on the Spreadsheet for which stock certificates will be delivered by Purchaser after Closing; provided however, that in connection with determining each Securityholder’s Pro Rata Amount of the Purchaser Common Stock to the Securityholders, the Company is permitted at its discretion to reallocate any fractional shares among the Securityholders so as to provide that the Pro Rata Amount for each Securityholder is only in whole shares;

(v)    the Milestone Payments (as defined below) to the Securityholders indicated on the Spreadsheet;

(vi)    an amount in cash equal to Indebtedness as of the Closing, if any, as reflected on the Financial Certificate, which amount Purchaser shall deliver or cause to be delivered to the recipients indicated on the Financial Certificate;

(vii)    an amount in cash equal to Unpaid Transaction Expenses as of the Closing, if any, as reflected on the Financial Certificate; and

(viii)    an amount in cash equal to the Old Reserves Retainer, which amount Purchaser shall deliver or cause to be delivered to the Escrow Agent at the Closing (the “Old Reserves Escrow Amount”) for the purpose of addressing the resolution of the matters addressed in Section 1.9 below.

Payments to the Securityholders of the Purchase Price shall be made as set forth in the Spreadsheet in accordance with each such Securityholder’s Pro Rata Amount, with such payments to be made through the Paying Agent or, in respect of Optionholders and other Securityholders receiving compensatory payments under applicable Tax Legal Requirements, to the Company for further distribution to the Optionholders or other Securityholders via the Company’s payroll, provided, however, that for the purpose of calculating each Securityholder’s Pro Rata Amount of the Closing Cash Payment only, the aggregate Closing Cash Payment shall be deemed increased by the aggregate exercise price of all Options, and the Closing Cash Payment due to each Securityholder that holds Options shall be reduced by the exercise price of such Options.

(b)    Escrow Contribution. The Escrow Fund: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; (ii) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed in accordance with each Securityholder’s Pro Rata Amount solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

1.3	Contingent Consideration.

(a)    Milestone Payments. Subject to the other provisions of this Agreement, the Securityholders shall be entitled to payments, in accordance with each such Securityholder’s Pro Rata Amount, following the Closing as set forth in this Section 1.3 (such payments, as set forth below, the “Milestone Payments”).

(i)    Milestone Events; Notice of Achievement. Purchaser shall provide written notice to the Representative of the achievement by or on behalf of Purchaser of each of the milestone events (each, a “Milestone Event”) for each applicable milestone set forth in the table below (each, a “Milestone”) (i) for Milestone #1, Milestone #2, Milestone #3, Milestone #6, and Milestone #7, within thirty (30) calendar days after the date of first achievement of such Milestone Event, and (ii) for Milestone #4, Milestone #5, Milestone #8 and Milestone #9, within sixty (60) calendar days after the end of the calendar year in which such Milestone Event is first achieved, and upon such achievement, shall pay, on the terms set forth in Section 1.3(c), the applicable Milestone Payment in an amount equal to the corresponding amount of the Milestone set forth in the chart below.

Milestones	Milestone Event	Milestone Payment ($)
Milestone #1	[***]	$[***]
Milestone #2	[***]	$[***]
Milestone #3	[***]	$[***]
Milestone #4	[***]	$[***]
Milestone #5	[***]	$[***]
Milestone #6	[***]	$[***]
Milestone #7	[***]	$[***]
Milestone #8	[***]	$[***]
Milestone #9	[***]	$[***]

(ii)    Diligence. Purchaser shall use Commercially Reasonable Efforts to select the Product Candidate to be developed as the Other Product not later than twelve (12) months after the Closing and notify the Representative in writing of such selection including the identity of the selected candidate. Following the Closing, until the expiration of the sixth (6th) anniversary thereof, Purchaser shall itself and/or with or through its Affiliates or licensees, as applicable, use Commercially Reasonable Efforts to achieve the Milestone Events in respect of both the HBV Products and Other Products.

(iii)    Termination and Substitution of Products. If Purchaser ceases to develop the HBV Product or the initial Other Product (or both), Purchaser will promptly notify Representative, and thereafter Purchaser will, one time for the HBV Product (with two back-up products) and one time for the Other Product (with one back-up product), use Commercially Reasonable Efforts to select substitute(s) for such discontinued product(s) from the Product Candidates. If Purchaser ceases all development of any and all HBV Products and abandons HBV as a target for any future Product

Candidates prior to the time that all of Milestones #1 through #5 have been achieved (each such unachieved Milestone, a “Transferred Milestone”) and if Purchaser achieves thereafter the same Milestone Event as the Transferred Milestone (e.g., Regulatory Approval in the US) with respect to another Product Candidate directed against a target which is neither HBV nor the target against which the Other Product is directed (the first such Product Candidate directed to such other target being referred to as “Backup Product A”) then Purchaser shall pay to the Securityholders an amount for achievement of such Transferred Milestone equal to fifty percent (50%) of the amount set forth in the table in Section 1.3(a)(i) above. In addition, if Purchaser achieves thereafter the same Milestone Event as such Transferred Milestone (e.g., Regulatory Approval in the US) with respect to yet another Product Candidate directed against a target which is neither HBV nor the target against which the Other Product or Backup Product A is directed (such other Product Candidate referred to as “Backup Product B”). Purchaser shall pay to the Securityholders the remaining fifty percent (50%) of the amount set forth in the table in Section 1.3(a)(i) for achievement of such Transferred Milestone.

(iv)    Nothing herein shall constitute a guarantee by Purchaser of the achievement of any or all of the Milestone Events (including Transferred Milestones). Purchaser’s maximum aggregate liability for any and all breaches by Purchaser of its obligations under this Section 1.3(a) shall be limited to the unpaid portion(s), if any, of the Milestone Payment(s) that Purchaser would have become obligated to pay if Purchaser had exercised the requisite Commercially Reasonable Efforts.

(b)    Reporting; Recordkeeping, Audits.

(i)    Reporting. Until such time as all Milestone Payments have been paid by Purchaser pursuant to this Section 1.3 (or such earlier time as Purchaser’s diligence obligations shall have terminated in accordance with the provisions of Section 1.3(a)(ii)), Purchaser shall provide the Representative, within thirty (30) calendar days following the end of each calendar year, with a written report summarizing the efforts of Purchaser and its Affiliates to achieve the Milestone Events, progress with respect thereto and the then-current plans for progressing toward the achievement thereof.

(ii)    Recordkeeping. Until such time as all Milestone Payments with respect to Milestone #4, Milestone #5, Milestone #8 and Milestone #9 have been paid by Purchaser pursuant to Section 1.3(a)(i) (or such earlier time as Purchaser’s diligence obligations shall have terminated in accordance with the provisions of Section 1.3(a)(ii)) (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period with respect to such Milestone Events, Purchaser shall, and shall cause each of its Affiliates or licensees to, keep complete and accurate books and records of Net Sales to the extent necessary to ascertain properly and to verify the payments owed hereunder.

(iii)    Audits. Upon the written request of the Representative, Purchaser shall, and shall cause its Affiliates to, and shall use diligent efforts to cause any licensee to, permit an internationally recognized independent accounting firm selected by the Representative and reasonably satisfactory to Purchaser (or its licensee, as the case may be), at the Securityholder’s expense (and subject to entry into a customary confidentiality agreement), to have access upon reasonable prior notice and during normal business hours, but no more than once (1) time during any calendar year, to inspect the books and records specified in Section 1.3(b)(ii) for the three (3) preceding years and only if in response to a request made during the Audit Period for the purpose of determining the accuracy of calculations of Net Sales.

(c)    Payments.

(i)    Purchaser shall pay, less amounts that qualify under subsection (iv) of the definition of Pre-Closing Taxes, or cause to be paid, each Milestone Payment, subject to the provisions of Section 1.3(c)(ii), in cash to each Securityholder (or, in respect of Optionholders and other Securityholders receiving compensatory payments under applicable Tax Legal Requirements, to the Company for further distribution to the Optionholders or other Securityholders via the Company’s payroll) in accordance with each such Securityholder’s Pro Rata Amount, within the following time periods: (i) for Milestone #1, Milestone #2, Milestone #3, Milestone #6, and Milestone #7, within thirty (30) calendar days after the date of first achievement of such Milestone Event, and (ii) for Milestone #4, Milestone #5, Milestone #8 and Milestone #9, within sixty (60) calendar days after the end of the calendar year in which such Milestone Event is first achieved.

(ii)    For the avoidance of doubt, (x) no Milestone Payment may become payable more than one time and (y) Purchaser’s obligation to make each Milestone Payments shall continue indefinitely until either (A) the Milestone Event corresponding to each such Milestone Payment occurs and the payment is made in accordance with this Agreement; or (B) the date of termination of the development and commercialization of the HBV Product or the Other Product to which such Milestone Event relates, whichever occurs first (such period, the “Earnout Period”). Such obligation, however, shall not in any way be construed as extending the period during which Purchaser is obligated to use Commercially Reasonable Efforts pursuant to Section 1.3(a)(ii).

(d)    Subsequent Transfers.    Until the end of the Earnout Period, Purchaser shall not, directly or through one or more intermediaries (i.e., whether through one or more assignments, one or more levels of licenses and/or sublicenses, any combination thereof or otherwise), license, sublicense, assign or transfer any material Company IP Rights covering an HBV Product or Other Product (other than licensing or sublicensing to third party contractors and service providers such as contract research organizations or contract manufacturing organizations who are not granted the right to sell or market such HBV Product or Other Product), or otherwise transfer or convey the right to market or sell any HBV Product or Other Product, to any Person other than Purchaser or Purchaser’s Affiliates or their direct or indirect subsidiaries, unless:

(i)    Either (i) Purchaser elects in writing nonetheless to remain ultimately responsible for the payment of all applicable Milestone Payments, if and as they become due and owing with respect to such HBV Product or Other Product, it being understood that any such third party transferee of the rights to sell or market HBV Product or Other Product must be bound to develop and commercialize such products with diligence obligations substantially equivalent to (and no less onerous than) those set forth in Section 1.3(a)(ii) and Purchaser shall use its commercially reasonable efforts to enforce such obligations; or (ii) such licensee, sublicensee, assignee or transferee agrees in writing to be bound to the applicable provisions of this Section 1.3 (and related definitions and other terms of this Agreement) with respect to the HBV Product or Other Product, as applicable, including the diligence obligations in Section 1.3(a)(ii), and to provide timely information to and to cooperate with Purchaser to allow Purchaser to meet its information reporting obligations pursuant to this Section 1.3; and

(ii)    Purchaser provides the Representative written notice of such license, sublicense, assignment, or transfer.

1.4	Special Partnered Programs.

(a)    Administration. With regard to the Third Party partnered programs (the “Special Partnered Programs”) described in Part 1.4(a) of the Disclosure Schedule, and the associated agreements therein listed (the “Special Agreements”), Purchaser agrees to forward to Representative copies of all material communications (including reports and correspondence) concerning such Special Partnered Programs and otherwise facilitate communications between the Representative and all Third Parties involved in the Special Partnered Programs. Purchaser will administer the Special Agreements during the term of each such agreement. Purchaser acknowledges and agrees that if Purchaser’s agreement to a consent, waiver, amendment or other modification of or under any of the Special Agreements is either requested by a party to such Special Agreement or required under the terms of such Special Agreement and such consent, waiver, amendment or other modification will or would reasonably be expected to materially reduce the amount or materially affect the timing of any Pass-Through Payment, then Purchaser shall consult with and obtain the written consent of the Representative to such consent, waiver, amendment or other modification, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (i) the Representative’s consent shall not be required if such consent, waiver, modification or amendment is necessary to comply with any Legal Requirement; and (ii) if the Representative is unable to fulfill its responsibilities as agent of the Securityholders and a replacement Representative has not been appointed in accordance with Section 8.1(e), then Purchaser shall not be required to obtain the written consent of the Representative for any such consent, waiver, amendment or other modification. For clarity, the Representative’s consent shall not be required for any consent, waiver, amendment or other modification to any Special Agreement except as set forth above.

(b)    Payments. Purchaser shall (i) pay, or cause to be paid, each and every of the following payment amounts actually received by the Company from the third party licensees under each of the Special Agreements, including any receivables related to the Special Partnered Programs (the “Pass-Through Payments”) less (ii) Net Special Partnered Programs Expenses. All such payment will be payable on a quarterly basis after such amounts are received by the Company, in accordance with each Securityholder’s Pro Rata Amount, directly to the Securityholders, except for payments to Securityholders that under applicable Tax Legal Requirements are compensatory, in which case to the Company for further distribution to such Securityholders via the Company’s payroll. The Pass-Through Payments are as follows:

(i)    The payments received pursuant to the following Sections of the Sub-Licence and Collaboration Agreement between MedImmune, LLC and Humabs Biomed SA dated March 20, 2012, as amended: (A) Section 4.2 (Milestone Payments); and (B) Section 4.3 (Royalty Payments);

(ii)    The payments received pursuant to the following Sections of the Exclusive Licence and Collaboration Agreement between MedImmune, LLC and Humabs Biomed SA dated December 31, 2013, as amended: (A) Section 4.2 (Milestone Payments); and (B) Section 4.3 (Royalty Payments); and

(iii)    The payments received pursuant to the following Sections of the License Agreement between Novartis International Pharmaceutical Ltd. (“Novartis”) and Humabs, LLC and Synergenics, LLC dated November 24, 2009, as amended by the letter agreement between Novartis and Humabs Biomed dated August 8, 2017 (the “Letter Agreement”): (A) Section 7.2 (Milestone Payments), as adjusted by the Letter Agreement; (B) Section 7.3 (Royalty Payments) as adjusted by the Letter Agreement; and (c) Section 7.4 (Know-How Royalty).

(c)    Subsequent Transfer. Nothing in this Section 1.4 shall be construed as in any way limiting Purchaser’s right to sell, assign or otherwise transfer or convey the Special Agreements and any related obligations hereunder provided that the assignee or transferee agrees in writing to be bound to the applicable provisions of this Section 1.4 (and related definitions and other terms of this Agreement) with respect to the Special Agreements.

1.5    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP in Palo Alto, California on the date hereof or at such other time or place as Purchaser and the Company may mutually agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

1.6    Financial Certificate; Spreadsheet. Prior to the Closing, the Company shall have delivered to Purchaser: (a) a financial certificate (the “Financial Certificate”) setting forth an estimated balance sheet of the Company as of the Closing, together with an calculation of (i) Estimated Working Capital, (ii) all Indebtedness as of the Closing, and (iii) all Unpaid Transaction Expenses; and (b) a spreadsheet (the “Spreadsheet”) setting forth: (i) the names of all the Securityholders and their respective mailing addresses and email addresses, (ii) the number and type of Securities held by each Securityholder immediately prior to Closing, including each respective certificate number, (iii) each Securityholder’s Pro Rata Amount, (iv) the number of the applicable share certificates representing such Securities and the date of issuance of such Securities, (v) the amount of the Closing Cash Payment payable to each Securityholder, which shall reflect the reduction of Closing Cash Payment for each Option equal to the exercise price of such Option, (vi) each Securityholder’s Pro Rata Amount of the Escrow Amount (expressed as a dollar amount and as a percentage), (vii) each Securityholder’s Pro Rata Amount of the Representative’s Expense Fund Amount (expressed as a dollar amount and as a percentage), (viii) the number of shares of Purchaser Common Stock to be issued to each Securityholder at Closing. In addition, the Company shall deliver to Purchaser wire instructions indicating all relevant account information for each recipient of payments set forth on the Spreadsheet (the “Wire Instructions”).

1.7    Withholding Taxes. Each Securityholder shall, on or prior to the Closing, provide Purchaser and the Paying Agent with a properly completed IRS Form W-9 or W-8BEN (or other applicable IRS W-8 Form), and any other forms reasonably requested by Purchaser or the Paying Agent to comply with applicable Tax Legal Requirements (the “Residency Status Forms”). Purchaser and the Paying Agent shall be entitled to deduct and withhold from any amount payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as Purchaser or the Paying Agent may be required to deduct or withhold therefrom under any Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Purchaser and the Paying Agent shall use commercially reasonable efforts to timely pay over such amounts to the proper Governmental Body. If a payment is payable (in whole or in part) in consideration other than cash and if the cash portion of any such payment is insufficient to satisfy all required Tax withholding obligations, Purchaser shall retain an amount of the non-cash consideration otherwise payable equal in value to the amount required to satisfy any applicable withholding taxes (as reasonably determined by Purchaser in reasonable consultation with the applicable payee).

1.8	Post-Closing Working Capital Adjustment.

(a)    Within ninety (90) days after the Closing, Purchaser shall prepare and deliver to Representative a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”). After receipt of the Closing Working Capital Statement, Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Representative and its accountants shall have full access to the books and records of the Company, the personnel of and work papers prepared by Purchaser and/or its accountants to the extent that they relate to the Closing Working Capital Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser and the Company.

(b)    On or prior to the last day of the Review Period, Representative may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment (as defined below) reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Representative. If Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”) and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Representative shall be final and binding. “Post-Closing Adjustment” means the amount equal to the Closing Working Capital minus the Estimated Working Capital.

(c)    If Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not disputed “the Undisputed Amounts”), shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed upon by the Representative and Purchaser (the “Independent Accountant”) who, acting as experts and not as arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific item under dispute by the parties.

(d)    The fees and expenses of the Independent Accountant shall be paid by Representative (on behalf of the Securityholders) and the Purchaser, based upon the percentage of the Disputed Amount that is ultimately determined to be owed to the other party (for example, if 85% of the Disputed Amount is ultimately allocated to the Securityholders, the Purchaser shall pay 85% of the Independent Accountant fees and expenses). Any such fees and expenses payable by the Representative shall be paid from the Representative’s Expense Fund to the extent available, and if not available from Securityholder’s portion of any Post-Closing Adjustment to the extent available.

(e)    (i) If the Post-Closing Adjustment is a negative number, Representative and Purchaser shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Amount by wire transfer of immediately available funds to Purchaser, the Post-Closing Adjustment amount. (ii) If the Post-Closing Adjustment is a positive number Purchaser shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, pay such Post-Closing Adjustment amount to the Securityholders based on their Pro Rata Amount, with such payments to be made through the Paying Agent or, in respect of Optionholders and other Securityholders receiving compensatory payments under applicable Tax Legal Requirements, to the Company for further distribution to the Optionholders or other Securityholders via the Company’s payroll.

(f)    The amount of any Post-Closing Adjustment shall not bear any interest. Any payments made pursuant to this Section 1.8, shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Legal Requirement.

1.9	Old Reserves Adjustment.

(a)    Promptly following the Closing, the Company, at the cost of the Representative, shall use commercially reasonably efforts to submit requests (one for each of the following subpart (i) and (ii)) for written ruling from the Swiss Federal Tax Administration establishing the following: (i) the amount of the old reserves (“Altreserven” / “vieilles reserves”) within the meaning of the practice of the Swiss Federal Tax Administration as of the Closing (the “Final Old Reserves Amount”), if any, and the applicable final withholding tax rate on distributions of such old reserves (the “Final Withholding Tax Rate”) and (ii) whether current and future losses arising after January 1, 2017 are deductible from the Final Old Reserves Amount, if any.

(b)    If (i) the Company receives a tax ruling issued by the Swiss Federal Tax Administration establishing the Final Old Reserves Amount and the Final Withholding Tax Rate, and (ii) the Old Reserves Retainer exceeds the Final Old Reserves Withholding Amount, Purchaser and the Representative shall, within thirty (30) Business Days following receipt of such tax ruling, jointly instruct the Escrow Agent to disburse from the Old Reserves Escrow Amount by wire transfer of immediately available funds to the Securityholders based on their Pro Rata Amount (with such payments to be made through the Paying Agent or, in respect of Optionholders and other Securityholders receiving compensatory payments under applicable Tax Legal Requirements, to the Company for further distribution to the Optionholders or other Securityholders via the Company’s payroll), the Post-Closing Old Reserves Withholding Adjustment Amount less the costs incurred for the ruling application pursuant to Section 1.9(a) above. The “Final Old Reserves Withholding Amount” means the product of the Final Old Reserves Amount and the Final Withholding Tax Rate, and the “Post-Closing Old Reserves Withholding Adjustment Amount” means the amount equal to the Old Reserves Retainer minus the Final Old Reserves Withholding Amount.

(c)    If the Company receives a tax ruling issued by the Swiss Federal Tax Administration establishing that current and future losses are deductible from the Final Old Reserves Amount, if any, then within thirty (30) Business Days from the respective approval by the general meeting of the shareholders of the Company of the financial statements for the calendar years 2017 and 2018, the Company and the Representative shall jointly instruct the Escrow Agent to disburse from the Old Reserves Escrow Amount by wire transfer of immediately available funds to the Securityholders based on their Pro Rata Amount (with such payments to be made through the Paying Agent or, in respect of Optionholders and other Securityholders receiving compensatory payments under applicable Tax Legal Requirements, to the Company for further distribution to the Optionholders or other Securityholders via the Company’s payroll), the Post-Closing Old Reserves Loss Benefit applicable to the calendar year covered by such financial statements. “Post-Closing Old Reserves Loss Benefit” means the amount of the losses recognized in the financial statements for the respective calendar year multiplied by the lower of the Final Withholding Tax Rate (if already established according to Section 1.9 (b) above) or thirty-five percent (35%).

(d)    Following approval by the general meeting of the shareholders of the Company of the financial statements for the calendar year 2018 and any distribution required pursuant to Section 1.9(c) above, if any, the Company and the Representative shall jointly instruct the Escrow Agent to disburse by wire transfer of immediately available funds to the Purchaser any amount remaining into the Old Reserves Escrow Amount.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by the Company to Purchaser (the “Disclosure Schedule”) (it being understood that the disclosure set forth in each section and subsection of the Disclosure Schedule shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Section 2, (b) any exception or disclosure explicitly cross-referenced to such part or subpart of the Disclosure Schedule by reference from another part or subpart of the Disclosure Schedule, and (c) any other representations and warranties set forth in this Section 2 if it is reasonably apparent based on the substance of such disclosure that the disclosure applies to such other representations and warranties), as follows. It is understood that the Company does not have any indemnification or other financial obligations arising out or in connection with this Agreement towards Purchaser, the Securityholders or any other party. Unless another date is specified in the following subsections of this Section 2, the earliest date to which such representations and warranties shall speak is

October 24, 2011, irrespective of phrases such as “at all times” or “the Company has never” or similar phrasing referring to an undefined time period:

2.1	Due Organization; Authority; Binding Nature of Agreement; Subsidiaries; Management.

(a)    The Company is a Swiss corporation limited by shares, duly formed and validly existing under the laws of its jurisdiction of organization.

(b)    The Company has the full company power, authority and legal capacity to enter into and perform its obligations under this Agreement and under each other agreement contemplated by this Agreement to which it is or will be party; and the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company. Assuming the due authorization and execution by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (clause (i) and (ii) being referred to herein as the “Bankruptcy and Equity Exception”).

(c)    The Company has all necessary company power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d)    The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(e)    The Company has no, and has never had any, Subsidiary and the Company does not own any share capital of, or any equity interest of any nature in, any other Entity. The Company has not agreed and is not obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of any general partnership or limited partnership, nor has it otherwise been liable for any of the debts or other obligations of any other Entity.

(f)    Part 2.1(f) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company; and (ii) the names and titles of the officers of the Company.

(g)    The Company’s date of registration with the commercial register in Switzerland is October 24, 2011, following its migration as going concern without liquidation and reincorporation from the US (Delaware), the change of name from Humabs LLC into Humabs Holding GmbH (which was changed into Humabs BioMed SA as of June 13, 2017).

2.2    Organizational Documents. The Company has delivered to Purchaser accurate and complete copies of: (a) the organizational documents of the Company, including all amendments thereto; (b) the share records of the Company; and (c) the minutes and other records of the meetings of the board of directors and shareholders of the Company. The books of account, share records, minute books and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees in the records of the Company are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

2.3 Capitalization.

(a)    The issued and paid-up share capital of the Company is CHF 130,000. The Company holds 83 Series C registered common stock shares in its treasury, which will be transferred to the Optionholders at the Closing. All of the Shares are validly issued and are fully paid. The Shares comprise all of the issued and outstanding share capital of the Company. The Securityholders constitute all of the owners of record and beneficial owners of all the issued and paid-up shares of the Company. None of the issued shares of the Company is entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal or similar right in favor of the Company or any other Person. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the Company; the Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of the Company or any other securities; and none of the Shares is subject to a repurchase option in favor of the Company or any other Person.

(b)    Except for the Company Option Plan, the Company has never adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any person. All of the Options were issued pursuant to the Company Option Plan and there are no other grants outstanding under the Company Option Plan. All Options will be vested at Closing. A true and complete copy of all agreements and instruments relating to or issued under the Company Option Plan have been provided to Purchaser and, except as provided to Purchaser, such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Purchaser. Each Option that was outstanding as of immediately prior to the Closing was held by the Persons with the domicile addresses set forth in the Spreadsheet, which further sets forth for each such Optionholder the number of ordinary shares subject to the Options held by such Optionholder, the date of grant of each such Option and the exercise price of each such Option.

(c)    There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares or other securities of the Company, or (B) any portion of the consideration payable in connection with the Transactions other than pursuant to this Agreement.

(d)    All equity securities of the Company were issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts.

(e)    Part 2.3(e) of the Disclosure Schedule accurately sets forth all repurchases of shares of the Company since October 24, 2011.

(f)    The Spreadsheet will accurately set forth, as of the Closing, the information required by Section 1.5. The Pro Rata Amount set forth in the Spreadsheet as being owned by a Person will constitute the entire interest of such Person in the share capital of the Company. As of the Closing, no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any equity interests of the Company.

2.4 Financial	Statements; Financial Controls.

(a)    The Company has delivered to Purchaser the following financial statements (collectively, the “Company Financial Statements”): (a) the audited financial statements of the Company of each of Humabs BioMed SA and Humabs Holding GmbH as of December 31, 2016; (b) the audited consolidated financial statements of the Company as of March 31, 2017 (the “First Quarter Financial Statements”) and (c) the unaudited consolidated financial statements of the Company as of the Interim Balance Sheet Date (the “Second Quarter Financial Statements” and together with the First Quarter Financial Statements, the “Interim Company Financial Statements”), provided, however, that the Interim Company Financial Statements are subject to normal recurring year-end audit adjustments (which will not be material either individually or in the aggregate) and the Second Quarter Financial Statements do not contain all footnotes required under Swiss GAAP.

(b)    The Company Financial Statements present in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby in accordance with Swiss GAAP. The Company Financial Statements have been prepared in accordance with Swiss GAAP applied on a consistent basis throughout the periods covered.

(c)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5    Absence of Changes. Since the Interim Balance Sheet Date: (a) there has not been, and no event has occurred that would reasonably be expected to have, a Material Adverse Effect; (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Company; (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares or other securities or repurchased, redeemed or otherwise reacquired any shares or other securities of the Company; (d) the Company has not made any capital expenditure in excess of $20,000 individually or $50,000 in the aggregate; (e) the Company has not leased or licensed any asset to or from any other Person, other than (1) granting non-exclusive licenses to Company IP Rights in the ordinary course of business for end use of the Company Products, (2) confidentiality agreements entered into in the ordinary course of business; (f) the Company has not made any loan or advance to any other Person (other than travel advances made to employees in the ordinary course of business); (g) no Company Contract has been amended or prematurely terminated; (h) the Company has not forgiven any debt or otherwise released or waived any material right or claim; (i) except for this Agreement and the Transactions, the Company has not entered into any transaction outside the ordinary course of business or taken any other action outside the ordinary course of business; (j) the Company has not made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment relating to the Company, surrendered any right to claim a refund of material Taxes, consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or taken any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax; and (k) the Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(a)” through “(j)” above.

2.6    Title to Assets. Except with respect to IP Rights, which are handled exclusively in Section 2.9, the Company owns, and has good and valid title to, all of the assets purported to be owned by it, including (a) all assets reflected on the Interim Balance Sheet; (b) all assets acquired by the Company since the Interim Balance Sheet Date; (c) all rights of the Company under the Company Contracts; and (d) all other assets reflected in the books and records of the Company as being owned by Company. All of the foregoing assets listed in subsections (a) through (d) are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances. Except with respect to IP Rights, which are handled exclusively in Section 2.9, the assets reflected on the Interim Balance Sheet collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted.

2.7 Bank	Accounts; Loans.

(a)    Part 2.7(a) of the Disclosure Schedule provides a list of each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)    The Company does not have any outstanding, loans or advances to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

2.8    Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Company are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Current Company Business. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9 Intellectual	Property.

(a)    Registered Patents and Trademarks. Subpart 1 of Part 2.9(a) of the Disclosure Schedule accurately lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by the Company or its Subsidiaries as of the date hereof, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Subpart 2 of Part 2.9(a) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any co-ownership interest, (as distinct from those owned solely by the Company or its Subsidiaries), setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Subpart 3 of Part 2.9(a) of the Company Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has an exclusive license (whether or not bound by any field of use or territorial limitation) or similar right, title or interest, other than those owned solely or co-owned by Company or its Subsidiaries.

(b)    Ownership of Company IP Rights. Neither the Company nor its Subsidiaries jointly owns any Company IP Rights with any person other than the Company or its Subsidiaries. No Person other than the Company has any right, title or interest in, to or under any Company IP Rights that has not been assigned in total, or exclusively transferred or licensed to the Company or its Subsidiaries.

(c)    Inbound Licenses. Part 2.9(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Company IP Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company; and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive, but excluding (A) agreements between the Company and its employees in the Company’s standard form thereof, (B) non-exclusive licenses to commercially available, off-the-shelf third-party software that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product, and (C) confidentiality or nondisclosure agreements (other than those such agreements that contain a license granting any commercial rights) and material transfer agreements (other than those such agreements that contain a license granting any commercial rights or rights to conduct any human clinical trials and not just a research license to use materials).

(d)    Outbound Licenses. Part 2.9(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Right (other than confidentiality or nondisclosure agreements which grant only a right to use or access confidential information of the Company primarily for purposes of evaluating a possible relationship with the Company.)

(e)    No Restrictions. Other than under the Contracts listed in Part 2.9(d) of the Disclosure Schedule, the Company is not bound by, and no Company IP Rights exclusively licensed to, owned or purported to be owned by the Company is subject to, any Contract containing any covenant or other provision that restricts the ability of the Company to use, exploit, assert, or enforce such Company IP Rights (or any tangible embodiment thereof) anywhere in the world.

(f)    Royalty Obligations. Part 2.9(f) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, milestones, license maintenance fees, and other similar amounts payable by the Company to any other Person upon or for the exploitation of any Company IP Rights.

(g)    Standard Form IP Agreements. All current and former officers, employees and temporary employees of the Company and its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of its coverage other than as provided by law) regarding the protection of proprietary information and the assignment to the Company or its Subsidiaries of any IP Rights arising from services performed for the Company or its Subsidiaries by such persons, the current form of which has been made available in a data room for review by Purchaser or its advisors. All current and former consultants and independent contractors to the Company or its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement in substantially the form provided to Purchaser or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or its Subsidiaries of any IP Rights arising from the services performed for the Company or its Subsidiaries by such persons. To the Knowledge of the Company, no current or former employee, temporary employee, consultant or independent contractor of the Company or its Subsidiaries is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such person with the Company or its Subsidiaries.

(h)    Government Rights. Except as set forth on Part 2.9(h) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights owned or purported to be owned by the Company, or, to the Company’s Knowledge, any other Company IP Rights.

(i)    Protection of Proprietary Information. The Company has taken commercially reasonable steps to maintain the confidentiality of all proprietary information pertaining to the Company and the Company IP Rights that the Company holds or purports to hold as confidential or a trade secret. To the Company’s Knowledge, the Company has not suffered a security breach with respect to such proprietary information since October 24, 2011.

(j)    Sufficiency. The Company and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used in the conduct of the Current Company Business. The Company IP Rights collectively constitute all of the IP Rights necessary to enable the Company and its Subsidiaries to conduct the Current Company Business as conducted as of the date of this Agreement.

(k)    Valid and Enforceable. All Company Patent Rights (other than patent applications that have not yet issued) and all registered Trademark Rights owned or purported to be owned by the Company are valid, subsisting, and enforceable. The Company has not received any written claims alleging that the Company Patent Rights or registered Trademark Rights are not valid, subsisting and enforceable.

(l)    Patent Rights. Each patent application and patent in which the Company has or purports to have an ownership interest was filed, or claims priority to a patent application filed, prior to each invention described in the patent application or patent being made available to the public.

(i)    Misuse and Inequitable Conduct. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP Rights.

(ii)    Inventorship. With respect to each Patent Right that is part of the Company IP Rights and that is owned by the Company, all individuals named as inventors in any such Patent Right are the appropriate, sole and only inventors of the invention covered by such patent.

(m)    Legal Requirements and Deadlines. Each Company Patent Right listed in Subpart 1 and 2 of Part 2.9(a) of the Disclosure Schedule and to the Company’s Knowledge, each Company Patent Right listed in Subpart 3 of Part 2.9(a) of the Disclosure Schedule is and at all times has been prosecuted in compliance with all Legal Requirements applicable to the prosecution of patent applications in the countries where such Company Patent Right is or has been prosecuted. All filings, payments, and other actions required to be made or taken to maintain each item of the Company Patent Rights in full force and effect have been made by the applicable deadline. No application for any Company Patent Rights has been abandoned or allowed to lapse. Part 2.9(m) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement to maintain such item of Patent Rights in full force and effect.

(n)    Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP Rights.

(o)    Effects of this Transaction. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Company’s right, title or interest in or to any Company IP Rights.

(p)    No Infringement of Third Party IP Rights. The conduct of the Current Company Business does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other person, and neither the Company nor its Subsidiaries has received any written notice or other written communication asserting any of the foregoing that remains unresolved.

(q)    No Challenge. No third party is asserting in writing, or overtly threatening in writing, to make a claim which would materially and adversely affect (i) the ownership rights of the Company or its Subsidiaries in, under or to any of the Company IP Rights owned or purported to be owned by the Company, or (ii) the Company’s interest in any Company IP Rights which are the subject of any Contract under which Company or its Subsidiaries has any right, title or interest in, under or to such Company IP Rights.

(r)    Other Liability. Neither the Company nor its Subsidiaries is currently a party to any Contract to indemnify any other person against any charge of infringement of any IP Rights.

(s)	Personal Data.

(i)    Part 2.9(s)(i) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. To the Company’s Knowledge, no breach or violation of any such security policy has occurred or is threatened, and, to the Company’s Knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(ii)    The Company has complied at all times and in all material respects with Swiss Federal Act on Data Protection and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(iii)    Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Purchaser’s possession or use of the User Data or any data or information in the Company Databases, will result in a material violation of any Legal Requirement (as in effect as of the Closing) pertaining to privacy, User Data, or Personal Data, provided that an adequate transborder data transfer agreement in accordance with the Swiss Federal Act on Data Protection and as recognized by the Swiss Federal Data Protection and Information Commissioner has been put in place.

2.10	Regulatory Matters.

(a)    The Company holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Regulatory Permits”) and no such Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. The Company has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Regulatory Permit.

(b)    All nonclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, have been conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable Legal Requirements.

2.11 Contracts.

(a)    Part 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the following Company Contracts (each such Company Contract required to be disclosed in Part 2.11(a) of the Disclosure Schedule, together with each Contract required to be disclosed pursuant to Section 2.9, a “Material Contract” and collectively, the “Material Contracts”):

(i)    any employment or consulting agreement, contract or commitment with any employee or consultant, any agreement, contract or commitment to grant any severance or termination pay to any Person (the “Employment Agreements”);

(ii)    any agreement or plan, including any share option plan, share appreciation rights plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii)    any fidelity or surety bond or completion bond;

(iv)    any lease of personal property currently in effect;

(v)    any agreement of indemnification or guaranty;

(vi)    any agreement, contract or commitment relating to capital expenditures in an amount in excess of $20,000;

(vii)    any agreement, contract or commitment relating to the disposition or acquisition of tangible assets or any interest in any business enterprise involving the payment or receipt by the Company of consideration of more than $50,000 in the aggregate under such an agreement or contract;

(viii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit for amounts of more than $50,000;

(ix)    any Company Contract granting to any third party any most favored nation pricing, exclusive sales, distribution, marketing, or other exclusive rights, rights of refusal, rights of first negotiation, or similar rights or otherwise restricting the freedom of the Company: (A) to engage, participate or compete with any other Person in any line of business, market or geographic area; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(x)    any purchase order or contract for the purchase of materials pending as of the date hereof in an amount in excess of $50,000;

(xi)    any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xii)    the Contracts set forth in Part 2.9(c) and Part 2.9(d) of the Disclosure Schedule;

(xiii)    other than Material Contracts listed in Part 2.11(a)(xi) of the Disclosure Schedule, any sales representative, original equipment manufacturer, manufacturing or value added reseller;

(xiv)    any other agreement, contract or commitment that involves in excess of $30,000 in the current or any future fiscal year and is not cancelable without penalty within thirty (30) days; or

(xv)    any Contract with a Governmental Body.

(b)    Each Material Contract is a valid and binding agreement of the Company, enforceable against the Company and against each counterparty to such Material Contract, in accordance with its terms and is in full force and effect with respect to each of the parties thereto. The Company is in compliance with and has not breached or violated, or committed a default under, in each case which remains uncured, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract. The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract.

2.12    Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, whether due or to become due, except for: (a) liabilities identified as such in the “liabilities” column of the Interim Balance Sheet; (b) current liabilities that have been incurred by the Company since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practices and that are not material; (c) liabilities under the Company Contracts identified in Part 2.11 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) Transaction Expenses. The Company has not received any written claim for indemnification or reimbursement by any Company Employee, Company Officer or Company Director (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Company Employee, Company Officer or Company Director in the course of performing such Company Employee’s duties for the Company) pursuant to (i) the terms of the Company’s organizational documents, (ii) any indemnification agreement or other Contract between the Company and any such Company Employee, Company Officer or Company Director, or (iii) any applicable Legal Requirement.

2.13 Compliance	with Legal Requirements; Governmental Authorizations.

(a)    The Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets. The Company has not received, at any time, any written notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)    The Governmental Authorizations held by the Company are valid, in full force and effect and constitute all of the Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. The Company is and has at all times been in compliance in all material respects with all of the terms and requirements of each such Governmental Authorization.

2.14    Import/Export Control Laws. The Company has at all times conducted its transactions in accordance with (a) all applicable Swiss export and reexport control laws, and, to the extent applicable, U.S. export and reexport control laws, such as the United States Export Administration Act and Regulations and trade sanctions regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and (b) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a)    The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required (A) for the export, import and reexport of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and foreign nationals located in countries other than the United States (“Export Approvals”);

(b)    The Company is in material compliance with the terms of all applicable Export Approvals; and

(c)    There are no claims against the Company with respect to the Export Approvals pending or, to the Company’s Knowledge, threatened.

2.15	Anticorruption Compliance.

(a)    Neither the Company nor any director, officer, employee, nor, to the Company’s Knowledge, any distributor, reseller, consultant, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another person; or (v) securing any advantage in a manner that would be a violation of the FCPA, the United Kingdom Bribery Act of 2010 (“UKBA”) or any applicable local, domestic or international anticorruption laws.

(b)    Neither the Company nor any of its directors, officers, employees nor, to the Company’s Knowledge, any of its agents has used any Company funds to maintain any off-the-books funds or engage in any off-the-books transactions or falsified any Company documents.

(c)    The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed or involuntary disclosure to any Governmental Body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA.

(d)    There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to violations of the FCPA, UKBA, or any applicable local, domestic, or international anticorruption laws.

2.16    Tax Matters. All references to the “Company” in this Section 2.16 shall apply to any present Subsidiaries of the Company and any predecessors in interest of the Company.

(a)    The Company has filed all income and other material Tax Returns that it was required to file under applicable Legal Requirements (taking into account any valid extension of time to file granted to or on behalf of the Company). All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)    The Company has withheld or collected and reported and paid over to the appropriate Governmental Body all income and other material Taxes required to have been withheld, collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person. Furthermore, the Company satisfied all applicable requirements under the U.S.-Switzerland double tax treaty for a reduced withholding tax rate on distributions from the Company to Synergenics LLC, and the Company has in its possession all records and documentation supporting the satisfaction of such requirements.

(c)    The Company has not received written notice (or, to the Company’s Knowledge, oral) that any Governmental Body has assessed or intends to assess any additional Taxes for any period for which Tax Returns have been filed. No Legal Proceedings are pending or being conducted with respect to Taxes or Tax Returns of the Company. The Company has not received from any Governmental Body any (i) written (or, to the Company’s Knowledge, oral) notice indicating an intent to open an audit or other review, which audit or other review has not been closed or resolved, (ii) written (or, to the Company’s Knowledge, oral) request for information related to Tax matters, or (iii) written (or, to the Company’s Knowledge, oral) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company that has not been paid or resolved in full.

(d)    Part 2.16(d) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to Purchaser correct and complete copies of all income and other material Tax Returns filed for taxable periods of the Company ended on or after December 31, 2011 and all examination reports, and statements of deficiencies assessed against or agreed to by the Company.

(e)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney with respect to any material Tax matter is currently in force with respect to the Company.

(f)    The unpaid Taxes of the Company (i) did not, as of the date of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes, outside the ordinary course of business (other than pursuant to transactions contemplated by this Agreement).

(g)    The Company is not a party to or bound by any Tax allocation, Tax indemnification, Tax sharing or similar agreement other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (any such agreement, an “Ordinary Commercial Agreement”). The Company has (i) not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) no liability for the Taxes of any as a transferee or successor, by Contract, or otherwise pursuant to applicable Legal Requirements.

(h)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date and made on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirement) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign Tax Legal Requirements) or (v) prepaid amount received on or prior to the Closing Date.

(i)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j)    The Company is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country. The Company is, and has been at all relevant times, in substantial compliance with all applicable transfer pricing laws and regulations, and have maintained all material documentation required (under Section 482 of the Code and any other applicable federal, state, local, or foreign Legal Requirements), if any, for all transfer pricing arrangements. The Company has been in compliance in all material respects with the requirements for any applicable Tax holidays or incentives that have current applicability to the Company and no such Tax holidays or incentives that have current applicability to the Company will be jeopardized by the transactions contemplated by this Agreement. The Company has provided to Purchaser all material documentation relating to any applicable Tax holidays or incentives that have current applicability to the Company.

(k)    The Company is not and has never been a “controlled foreign corporation” as defined in Section 957(a) of the Code, is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and is not subject to U.S. federal income Tax as a domestic corporation or otherwise under any provision of the Code by reason of having a permanent establishment in the United States. The Company has not engaged in any transaction or realized any income that would result in the inclusion of any income under Section 951 of the Code by Purchaser for the taxable period that includes the Closing Date. The Company does not have an investment in “United States property” within the meaning of Section 956 of the Code.

(l)    The Company has never filed an election on IRS Form 8832 and for U.S. federal income Tax purposes has been classified as a corporation for U.S. federal income Tax purposes at all times since formation. The Company is not subject to any gain recognition agreement under Section 367 of the Code.

(m)    The Company has never had any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes.

(n)    The Company has never engaged in a listed transaction as described in Treasury Regulation Section 1.6011-4(b)(2) for which it has not provided adequate disclosure.

(o)    Notwithstanding the foregoing provisions of this Section 2.16, except with respect to the representations and warranties in Sections 2.16(b), (e), (g), (h), (i), (j), (k), (l), (m), and (n), this Section 2.16 may only be relied upon for the purposes of Taxes for Pre-Closing Tax Periods (or portions thereof).

2.17	Employee and Labor Matters; Benefit Plans.

(a)    The Company has provided an accurate and complete list to Purchaser that sets forth the name, title, hire date and annual gross compensation of each current employee and independent contractor of Company (including wages, salary, commissions, fringe benefits, bonuses and other payments or benefits of any type) in 2016 and 2017 (through March 31, 2017). Other than the individual Company Employee Agreements, the Company is not a party to or bound by any union contract, collective bargaining agreement or similar Contract. To the Knowledge of the Company, (i) no employee or independent contractor of Company intends to terminate his employment or relationship with Company or intends not to undertake employment with Purchaser if given an offer, and (ii) no employee or independent contractor is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract with any Person (other than Company) that would reasonably be expected to have a material adverse effect on the performance by such employee or independent contractor of any of his duties with respect to Company or its business. Except as under any Company Employee Plan, no former employee of the Company is receiving or is scheduled to receive (nor any spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Company or otherwise) relating to such former employee’s employment with the Company.

(b)    Part 2.17 (b) of the Disclosure Schedule identifies each Company Employee Plan. Each Company Employee Plan is being and has at all times been operated and administered in compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis. Each Company Employee Plan has at all times complied and been operated and administered in compliance with all applicable Legal Requirements. The Company is not proposing to introduce any new or revised Company Employee Plans for all or any of its employees.

(c)    There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened, against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued upon the Closing in accordance with its terms, without liability to Purchaser, the Company or any Affiliate thereof (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Employee Plan. The Company has not incurred any penalty or Tax with respect to any Company Employee Plan under any applicable Legal Requirement. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and no funding deficiency or arrearage exists with respect to any Company Employee Plan which will result in a liability of the Company or Purchaser.

(d)    No Company Employee Plan provides, or reflects or represents any liability of the Company or any Affiliate of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason. The Company has not ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements or pursuant to a Company Employee Agreement set forth on Part 2.11(a)(i) of the Disclosure Schedule or any Company Employee Plan.

(e)    Except as expressly required or contemplated under this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or would reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(f)    The Company has not: (i) violated or otherwise failed to comply with any Legal Requirement in any material respect respecting employment, employment practices, immigration requirements, terms and conditions of employment or wages and hours; (ii) failed to withhold or report any material amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) become liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) become liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, provident funds, or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against the Company under any work injury compensation policy or long-term disability policy.

(g)    To the Knowledge of the Company, no employee of the Company is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the businesses of the Company. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted nor any activity of such Company Employee in connection with the carrying on of the business of the Company as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Company Employee has any rights or obligations.

2.18    Environmental Matters. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof and with any applicable Environmental Laws. The Company has not received any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law.

2.19    Insurance. Part 2.19 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company and identifies any material claims (including any workers’ compensation claims) made thereunder and unresolved as of the date hereof. Each of the insurance policies identified in Part 2.19 of the Disclosure Schedule is in full force and effect. The Company has not received any written notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.20    Related Party Transactions. (a) No Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in the business of the Company; (b) no Related Party is, or has been, indebted to the Company (other than travel advances made in the ordinary course of business); (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company; (d) to the Company’s Knowledge, no Related Party is competing, or has competed with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) the Shareholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the Person referred to in clauses “(i)” and “(ii)” above; and (iii) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.21	Legal Proceedings; Orders.

(a)    There have been no previous Legal Proceedings, there is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law. There is no Order to which Company, or any of its assets, is subject; and, to the Company’s Knowledge, no Related Party is subject to any Order that relates to Company or to any of its assets.

(b)     (i) There is no Order to which the Company, or any of the assets owned by the Company, is subject, and (ii) to the Company’s Knowledge, no officer or employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.22	Non-Contravention; Consents.

(a)    The execution, delivery or performance of this Agreement and the consummation by the Company of the Transactions will not (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of (i) any of the provisions of the organizational documents of the Company, or (ii) any resolution adopted by the shareholders or the board of directors of the Company;

(ii)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

(iii)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect any provision of any Material Contract or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract, (iii) accelerate the maturity or performance of any obligation under any such Material Contract, or (iv) cancel, terminate or modify any term of any such Material Contract; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

(b)    The Company has not made, nor will it be required to make, any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement (ii) the consummation of any of the Transactions. For purposes of this Agreement, the Company will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent: (A) would result in the imposition of any material liability or obligation on, or the material expansion of any liability or obligation of, the Company, (B) would result in the termination, modification or limitation of any material contractual or other right of any of the Company, or (C) would otherwise have a Material Adverse Effect.

2.23    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder, solely as to itself, represents and warrants to Purchaser as follows:

3.1    Due Organization; Ownership of Shares. Such Person (if such Person is not an individual) is an Entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Such Person is the record and beneficial holder of the Securities set forth on the Spreadsheet, free and clear of all Encumbrances. Other than the Securities set forth on the Spreadsheet, such Person does not own any other equity interests of the Company or rights to acquire any equity interests of the Company.

3.2    Authority; Binding Nature of Agreement. Such Person has the full power (if such Person is not an individual, company power), authority and legal capacity to enter into and perform its obligations under this Agreement and under each other agreement contemplated by this Agreement to which such Person is or will be party; and the execution, delivery and performance by such Person of this Agreement has been duly authorized by all necessary action on the part of such Person. Assuming the due authorization and execution by the other parties hereto, this Agreement is a party constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3    Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by such Person nor the consummation by such Person of the Transactions will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the organizational documents of such Person (if such Person is not an individual); (ii) any resolution adopted by the shareholders or the board of directors of such Person (if such Person is not an individual); (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transactions; or (c) contravene the provisions of any Contract to which such Person is a party.

3.4    No Order. Such Person is not subject to any Order that relates to the business of the Company or to any of the assets owned or used by the Company.

3.5    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by such Person.

3.6	Investment Matters.

(a)    Each Securityholder that is not a Specified Securityholder represents and warrants that:

(i)    (A) the shares of Purchaser Common Stock to be acquired by such Person pursuant to this Agreement are being acquired for such Person’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable Legal Requirement, (B) such Person is able to bear the economic risk of its investment in the shares of Purchaser Common Stock for an indefinite period of time, (C) such Person has received all information it deems necessary or appropriate for determining whether to undertake the Transactions and (D) such Person acknowledges that the shares of Purchaser Common Stock have not been registered under the Securities Act or any other applicable Legal Requirements and, therefore, cannot be sold or otherwise transferred unless subsequently registered thereunder, or an exemption from such registration is available, or otherwise in compliance with applicable Legal Requirements; and

(ii)    (A) such Person is a person or entity that is not a U.S. Person (as defined in Regulation S, promulgated under the Securities Act), (B) at the time of the decision to undertake the Transactions, such Person was and such Person currently is, outside of the United States (for purposes of Regulation S, promulgated under the Securities Act), (C) the shares of Purchaser Common Stock to be acquired by such Person pursuant to this Agreement are not being acquired for the account or benefit of a U.S. Person, and not with a view to the resale or distribution of any part thereof in the United States or to a U.S. Person, (D) such Person does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person in the United States or to a U.S. person, or any hedging transaction with any third person in the United States or to a United States resident, with respect to any of such shares of Purchaser Common Stock and (E) such Person acknowledges that Purchaser is not registering the shares of Purchaser Common Stock under the Securities Act on the ground that the issuance of such shares of Purchaser Common Stock to such Person hereunder is exempt from registration under the Securities Act pursuant to Regulation S promulgated thereunder and that Purchaser’s reliance on such exemption is predicated on such Person’s representations set forth herein.

(b)    Each Specified Securityholder represents and warrants that:

(i)    the shares of Purchaser Common Stock will be acquired for investment for such Person’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an Affiliate, and that such Person has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an Affiliate;

(ii)    such Person acknowledges that Purchaser is not registering the shares of Purchaser Common Stock under the Securities Act on the ground that the issuance of such shares of Purchaser Common Stock to such Person hereunder is exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder and that Purchaser’s reliance on such exemption is predicated on such Person’s representations set forth herein; and

(iii)    such Person is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(c)    Such Person acknowledges and agrees that the shares of Purchaser Common Stock shall include such legends as determined by Purchaser, including as may be required by applicable securities laws.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to the Company and each Securityholder as follows:

4.1    Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

4.2	Authority; Binding Nature of Agreement.

(a)    Purchaser has the corporate power and authority to enter into and to perform its obligations under this Agreement and under each other agreement contemplated by this Agreement to which Purchaser is or will be a party; and the execution, delivery and performance by Purchaser of this Agreement, including the issuance of the shares of the Purchaser Common Stock pursuant to Section 1.2(a)(iv), and of each such other agreement have been duly authorized by all necessary action on the part of Purchaser, as applicable. Assuming the due authorization and execution by the other parties hereto and thereto, this Agreement and each other agreement contemplated by this Agreement to which Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, as applicable, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3    Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the Transactions will (with or without notice or lapse of time): contravene, conflict with or result in a violation of (a) any of the provisions of the certificate of incorporation or bylaws of Purchaser, or (b) any resolution adopted by the board of directors or stockholders of Purchaser.

4.4    Capitalization; Valid Issuance of Shares of Purchaser Common Stock. The shares of Purchaser Common Stock, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable. Purchaser has delivered to the Company a copy of its current certificate of incorporation and any other organizational documents setting forth the rights, preferences and privileges of its capital stock, including the Purchaser Common Stock.

4.5	Financial Statements.

(a)    Purchaser has delivered to the Company the following financial statements (collectively, the “Purchaser Financial Statements”): (a) the unaudited financial statements of Purchaser as of December 31, 2016; and (b) the unaudited consolidated financial statements of Purchaser as of June 30, 2017.

(b)    The Purchaser Financial Statements present fairly in all material respects the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby in accordance with US GAAP. The Purchaser Financial Statements have been prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered, provided, however, that the unaudited Purchaser Financial Statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate) and do not contain all footnotes required under US GAAP.

SECTION 5. COVENANTS OF THE PARTIES

5.1    Publicity; Confidentiality. Each Securityholder agrees that, on and at all times after the date of this Agreement: (a) no press release or other public statement or disclosure of any kind (including without limitations any disclosures or acknowledgements on social media) concerning this Agreement or any of the Transactions shall be issued or otherwise disseminated by it or on its behalf without Purchaser’s prior written consent; and (b) it shall continue to keep the terms of this Agreement, the other documents contemplated by this Agreement and the parties hereto and thereto strictly confidential.

5.2    Release. Each Securityholder hereby consents to the Transactions and irrevocably, unconditionally and completely releases, acquits and forever discharges Purchaser, the Company and their respective Subsidiaries and Affiliates, and their respective directors, officers, agents, equityholders and employees (the “Releasees”) from any Claim, and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, whether known or unknown, arising out of any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement, including, without limitation, any Claim, relating to such Securityholder’s ownership of Securities in the Company, the Transactions contemplated by this Agreement, the Humabs Shareholders’ Agreement, any Company Option Plan and any Employment Agreement; provided, however, that no Securityholder is not releasing any rights available to it under this Agreement or any other agreement entered into by the undersigned in connection with the Transactions.

5.3	Non-Competition; Non-Solicitation.

(a)    From the Closing Date until the third (3rd) anniversary following the Closing (the “Non-Compete Period”), no Restricted Securityholder shall, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for, or be connected in any manner with (whether as principal, agent, employee, employer, investor, consultant, stockholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever) any business or enterprise engaged in the Restricted Business: (i) in the United States where Purchaser or any Purchaser Entity conducts or has plans to conduct business during the Non-Compete Period or (ii) outside of the United States where Purchaser or any Purchaser Entity conducts or has plans to conduct business during the Non-Compete Period; provided however that nothing in this Agreement shall prevent or restrict any Restricted Securityholder from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a public corporation.

(b)    During the Non-Compete Period, no Securityholder shall, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion (i) solicit, induce, encourage or recruit any Person who is at the time, or was during the preceding twelve (12) months, an employee, contractor or consultant of the Company to terminate or reduce the scope of his, her or its employment or business relationship with the Company or otherwise interfere with such relationship; or (ii) employ or engage any Person described in clause (i).

(c)    During the Non-Compete Period, no Restricted Securityholder shall, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion:

(i)    induce or encourage any licensor, vendor or supplier to Company to terminate or reduce the scope of his, her or its relationship with the Company, or otherwise interfere with such relationship;

(ii)    induce or encourage any client, customer or licensee of the Company to terminate or reduce the scope of his, her or its relationship with the Company or otherwise interfere with such relationship; or

(iii)    induce or encourage any client, customer or licensee of the Company to purchase or use any product or service that directly or indirectly competes with any product or service within the scope of the Restricted Business.

5.4    Filings and Consents. Each party to this Agreement (a) shall, at its own expense, make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with this Agreement and the Transactions, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with this Agreement and the Transactions. Purchaser and the Company shall promptly deliver to other party a copy of each such filing made, each such notice given and each such Consent obtained by Purchaser or the Company, as applicable, prior to the Closing.

5.5	Tax Matters.

(a)    Purchaser shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for the Company and its Subsidiaries that relate to a Pre-Closing Tax Period and that are filed after the Closing Date (including without limitation any IRS Form 5471 Information Return of U.S. Persons With Respect to Certain Foreign Corporations (and any state, local or non-U.S. equivalent thereof) that relates to a Pre-Closing Tax Period (“Pre-Closing Form 5471”)) (such Tax Returns, “Purchaser Prepared Tax Returns”). Purchaser shall make, or cause the Company and its Subsidiaries, as applicable, to make, all payments required with respect to any such Tax Returns, subject to Purchaser’s indemnification rights pursuant to Section 7.2; provided, however, that at the sole discretion of Purchaser, Purchaser may set off from the Escrow Amount, any Pre-Closing Taxes (other than any such amounts taken into account as a current liability in Closing Working Capital, as finally determined in accordance with Section 1.8) shown as due and payable on such Tax Returns (to the extent that such funds remain) or may require the Securityholders to pay any such Pre-Closing Taxes to Purchaser at least two (2) days prior to the due date of such Tax Returns.

(b)    Any Purchaser Prepared Tax Return shall be prepared on a basis consistent with past practice of the Company and its Subsidiaries unless otherwise required pursuant to applicable Legal Requirements. Purchaser shall provide the Representative with a copy of each Purchaser Prepared Tax Return (with copies of any relevant schedules, work papers and other related Tax Return documentation, including without limitation any Pre-Closing Form 5471) for Representative’s review, and comment at least forty-five (45) days prior to the filing of such Purchaser Prepared Tax Return, in the case of income Tax Returns, and in such period of time prior to filing as Purchaser shall reasonably determine to be practicable in the case of other Purchaser Prepared Tax Return. Purchaser shall consider in good faith all timely-received comments of the Representative to such Purchaser Prepared Tax Returns with respect to the portion of the period ending on the Closing Date. Purchaser and the Representative will cooperate in good faith to resolve any dispute regarding the Representative’s comments to such Purchaser Prepared Tax Return. If Purchaser and the Representative are unable to resolve any such dispute, such dispute shall be resolved by the Independent Accountant in accordance with the procedures set forth in Section 1.8; provided, however, if the due date for filing such Purchaser Prepared Tax Return is prior to the date that such dispute is resolved, Purchaser shall be entitled to file such Purchaser Prepared Tax Return reflecting its position.

(c)    Purchaser and each Securityholder agree that if the Company is permitted but not required under applicable foreign, state or local income Tax Legal Requirements to treat the Closing Date as the last day of a taxable period, Purchaser and each Securityholder shall treat such day as the last day of a taxable period of the Company.

(d)    Purchaser (including its Affiliates) shall not, and after the Closing shall not cause or permit the Company or its Subsidiaries to, (i) make any Tax election that has any effect on Taxes of the Company, the Subsidiaries or the Securityholders in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date (including, for the avoidance of doubt, an election under Section 338 of the Code with respect to the Company or any Subsidiary that is effective on or prior to the Closing), or (ii) amend or cause to be amended any Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period in each case that would increase the Securityholders’ liability for Taxes pursuant to Section 7.2, unless (x) Purchaser has obtained the prior written consent of the Representative (which consent will not be unreasonably withheld, conditioned or delayed) or (y) Purchaser, the Company or any Subsidiary is required to take such actions under applicable Legal Requirements. Purchaser shall consult with the Representative in good faith prior to entering into any voluntary disclosure with any Governmental Body with respect to a Pre-Closing Tax Period.

(e)    If a claim shall be made by any Governmental Body, which, if successful, would result in an indemnity payment by one or more Securityholders relating to Taxes, then Purchaser shall give notice to the Representative in writing of such claim (a “Tax Claim”). With respect to a Tax Claim that involves a Pre-Closing Tax Period the Purchaser will have the responsibility for, and the right to control any audit, litigation or other proceeding with respect thereto; provided, however, that, (i) the Representative shall be entitled, but not obligated, to participate in the defense of such Tax Claim and employ counsel separate from counsel employed by Purchaser, at the Securityholders’ expense, (ii) the Representative shall have the right to review in advance and comment upon all material submissions made in the course of such Tax Claims (including any administrative appeals thereof), which such comments will be considered in good faith by Purchaser, and (iii) the Representative’s written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement of such Tax Claims by Purchaser that could reasonably affect the liability of the Securityholders pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, the conduct of any Tax Claim shall be governed by this Section 5.5(e) and not Section 7.4.

(f)    All Tax allocation, Tax indemnity, Tax sharing or other similar agreements to which the Company or its Subsidiaries is a party or bound by (other than Ordinary Commercial Agreements) shall be terminated as of the Closing Date and, after the Closing Date, neither Purchaser nor the Company (or any Subsidiary) shall be bound thereby or have any liability thereunder.

(g)	For purposes of any Straddle Period,

(i)    In the case of Taxes based on income, receipts or payroll of the Company or any Subsidiary, the portion of such Taxes allocable to (A) the portion of the Straddle Period ending on the Closing Date, for which the Securityholders are responsible, and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”), for which the Company or any Subsidiary is responsible, shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company or any Subsidiary (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flow through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Legal Requirements), as if the taxable period of such partnership or other “flow through” entity or “controlled foreign corporation” ended as of the end of the Closing Date), provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period; and

(ii)    In the case of any Taxes (other than Taxes described in Section 5.5(g)(i)) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Securityholders shall be responsible for any Taxes related thereto and Purchaser shall be entitled to reimbursement from the Securityholders for such Taxes) or occurring after the Closing Date (in which case, the Company shall be responsible for any Taxes related thereto).

(h)    Purchaser and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax contest and the preparation and filing of each Tax Return. Such cooperation shall include, upon either party’s request, providing records and information that are reasonably relevant to such Tax contest or Tax Return, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided. The parties shall not destroy or dispose of any Tax work papers, schedules or other materials and documents supporting Tax Returns of the Company or its Subsidiaries for Pre-Closing Tax Periods until the fifth (5th) anniversary of the Closing Date, without the prior written consent of the other party, and before any disposition or destruction of such materials at any time, the party in possession of such materials will use reasonable efforts to provide the other party the opportunity to take possession of such materials and documents. Purchaser and Securityholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(i)    Subject to Section 7.3, the Securityholders on the one hand and the Purchaser shall on the other hand be liable for all 50% of the transfer, value added, goods and services, excise, share transfer, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Transactions. Purchaser shall prepare and file or cause to be filed any Tax Returns related to Transfer Taxes, and, if required by applicable Legal Requirements, Representative will join in the execution of any such Tax Returns. Purchaser shall provide Representative with copies of any such Tax Returns promptly after filing.

(j)    Except to the extent reflected as an asset in the calculation of Closing Working Capital as finally determined pursuant to Section 1.8,the amount of any refunds of Taxes received by the Company or any Subsidiary or credits of Taxes received and applied for the reduction of Taxes of the Company or any Subsidiary, in each case, that are attributable to any Pre-Closing Tax Period, net of out-of-pocket costs and expenses (including Taxes) incurred by Purchaser, the Company or any Affiliate of the foregoing in obtaining such Tax refunds or credits, (the “Pre-Closing Tax Refunds”) shall be for the account of Securityholders, and Purchaser shall cause to be paid over to Securityholders any such Pre-Closing Tax Refund within five (5) days after the earlier of receipt or entitlement thereto; provided, however, that Purchaser shall not be obligated to cause to be paid over to Securityholders any such Pre-Closing Tax Refund unless and until the aggregate amount of all Pre-Closing Tax Refunds for which Securityholders are otherwise entitled to be paid under this Section 5.5(j) meets or exceeds $250,000 (the

“Refund Basket”); provided, further, that if such Pre-Closing Tax Refunds meet or exceed the Refund Basket, then Securityholders shall be entitled to recover all such Pre-Closing Tax Refunds (i.e. from the first dollar). To the extent any such Pre-Closing Tax Refund is subsequently disallowed or required to be returned to the applicable Tax authority, the Securityholders agree promptly to repay the amount of such Pre-Closing Tax Refund, together with any interest, penalties or other additional amounts imposed by such Tax authority, to Purchaser.

5.6	Additional Covenants.

(a)    Transfer Restriction. No Person may sell, pledge, distribute or otherwise transfer to any other Person any portion of the Milestone Payments regardless of when without the prior written consent of Purchaser. Any attempted transfer of the right to any amounts with respect to Purchase Price by any Person other than as specifically permitted by this Section 5.6(a) shall be null and void. Any transfer of the shares of Purchaser Common Stock shall be subject to the restrictions on transfer set forth in the organizational documents of Purchaser and must comply with applicable securities laws.

(b)    Market Standoff Agreement. No Securityholder nor any Person to whom any shares of Purchaser Common Stock are transferred a (“Restricted Person”) shall, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by Purchaser of shares of its common stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by Purchaser and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of Purchaser’s first underwritten public offering of its common stock under the Securities Act, or such other period as may be requested by Purchaser or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Purchaser’s common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Purchaser’s common stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchaser’s common stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 5.6(b) shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of a Restricted Person or the immediate family of a Restricted Person, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Restricted Persons only if all officers and directors are subject to the same restrictions and Purchaser uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of Purchaser’s outstanding common stock (after giving effect to conversion into common stock of all outstanding preferred stock). The underwriters in connection with such registration are intended third party beneficiaries of this Section 5.6(b) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Restricted Person further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5.6(b) or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by Purchaser or the underwriters shall apply pro rata to all Restricted Persons subject to such agreements, based on the number of shares subject to such agreements.

(c)    Legends. Each certificate, instrument, or book entry representing any shares of Purchaser Common Stock issued pursuant to Section 1.2(a)(iv) shall be notated by Purchaser with legends reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN PURCHASER AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PURCHASER.”

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM PURCHASER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN, INCLUDING AN IRREVOCABLE PROXY.”

“THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, PURCHASER AND CERTAIN OTHER HOLDERS OF STOCK OF PURCHASER. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF PURCHASER.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF PURCHASER, AS PROVIDED IN THE BY-LAWS OF PURCHASER.”

SECTION 6. CLOSING DELIVERABLES

6.1    Closing Deliverables of the Company and the Securityholders. At the Closing, the Company and the Securityholders shall deliver, or cause to be delivered, the following to Purchaser:

(a)    a certificate, dated as of the Closing Date and executed on behalf of the Company by one of its directors (the “Director’s Certificate”), certifying (A) the organizational documents of the Company and (B) the resolutions of the Company (i) declaring this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and (ii) approving this Agreement in accordance with the provisions of Swiss law, and (C) the Employment Agreements are in full force and shall not have been repudiated by the Company or other party thereto;

(b)    evidence reasonably satisfactory to Purchaser of the resignation of each director of the Company in office immediately prior to the Closing, effective as of, and contingent upon, the Closing;

(c)    evidence reasonably satisfactory to Purchaser of the termination of the Humabs Shareholders’ Agreement and any Company Option Plan;

(d)    shareholders’ register duly recording Purchaser as shareholder of the Company and a copy of the resolution of the board of directors of the Company approving the transfer of the Shares to Purchaser;

(e)    the Purchaser Financing Agreements, duly executed by each Securityholder;

(f)    a properly completed IRS Form W-9 or W-8BEN (or other applicable IRS W-8 Form) certifying such Securityholder’s U.S. or non-U.S. tax residency status; and

(g)    all certificates, agreements, instruments, documents and any other items required to be delivered by the Company or the Securityholders to consummate the Transactions as may be reasonably required by Purchaser.

6.2    Closing Deliverables of Purchaser. On or prior to the Closing, Purchaser shall deliver, or cause to be delivered, the following to the Company and the Securityholders:

(a)    a certificate, dated as of the Closing Date and executed on behalf of Purchaser by one of its officers, certifying (A) the certificate of incorporation and bylaws of Purchaser and (B) the resolutions of Purchaser (i) declaring this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and (ii) approving this Agreement in accordance with the provisions of applicable law;

(b)    all certificates, agreements, instruments, documents and any other items required to be delivered by Purchaser to consummate the Transactions as may be reasonably required by the Company;

(c)    minutes of a general shareholders’ meeting of the Company effective immediately after Closing signed by Purchaser granting all members of the board of directors (including the members of the board of directors who resigned as of the Closing Date) and all executive officers of the Company and its predecessors (including those who resigned as of the Closing Date) full ratification and unconditional discharge for any and all action in their corporate functions; and

(d)    a notice of beneficial ownership of the Shares, with first name, surname and the address of the natural person for whom it is ultimately acting, in accordance with art. 697j Swiss Code of Obligations, duly executed by Purchaser’s representatives.

6.3    Post-Closing Deliverables of Purchaser. Promptly following the Closing but in no event later than thirty (30) Business Days following the Closing, Purchaser shall deliver, or cause to be delivered, to the Securityholders, stock certificates representing shares of the Purchaser Common Stock in accordance with the allocations set forth on the Spreadsheet.

SECTION 7. INDEMNIFICATION

7.1	Survival of Representations, Exclusive Remedy, Etc.

(a)    All representations and warranties set forth in Section 2 shall expire on the Expiration Date; provided, however, that (i) the Intellectual Property Representations shall survive until the date that is eighteen (18) months after the Closing Date; (ii) the Tax Representations shall survive until the expiration of the applicable statute of limitations, including any extensions; and (iii) the Specified Representations (other than the Tax Representations) shall survive indefinitely. If, at any time on or prior to the expiration of a representation or warranty, any Indemnitee (acting in good faith) delivers to the Representative a Notice of Indemnification Claim alleging an inaccuracy in or a breach of any of such representations or warranties and asserting a claim for recovery under Section 7.2 based on such inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. All representations and warranties of Purchaser set forth in this Agreement shall survive until the date that is eighteen (18) months after the Closing Date. All covenants of the parties shall survive until performed.

(b)    The representations, warranties, covenants and obligations of the Company and the Securityholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees.

(c)    For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

(d)    Each Securityholder waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser or the Company in connection with any indemnification obligation or any other liability to which such Person may become subject under or in connection with this Agreement.

(e)    The parties agree that any amount paid to any Indemnitee pursuant to this Section 7 shall be treated as a reduction in the Purchase Price paid hereunder for all purposes, including U.S. federal and applicable state income Tax purposes, except as otherwise required pursuant to applicable Legal Requirements.

(f)    Except in the case of fraud, intentional misrepresentation or willful misconduct (collectively, “Fraud”), claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 7, in addition to such matters and procedures covered by Section 5.5, shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to this Agreement. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

7.2	Indemnification.

(a)    From and after the Closing, each Securityholder shall, severally and not jointly and in accordance with each such Securityholder’s Pro Rata Amount, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(i)    any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or the Director’s Certificate or in any certificate or exhibit delivered in connection with the Closing;

(ii)    any breach of any covenant or obligation of the Company under this Agreement;

(iii)    any Fraud by or on behalf of the Company or any Securityholder in connection with this Agreement or the Transactions;

(iv)    any inaccuracy in (A) the Financial Certificate, including any Unpaid Transaction Expenses not reflected in the Financial Certificate and any inaccuracy in the calculation of Indebtedness, (B) the Spreadsheet, including the calculation of any Securityholder’s Pro Rata Amount or (C) the Wire Instructions;

(v)    any Pre-Closing Taxes;

(vi)    any Securityholder Matters;

(vii)    any amounts Purchaser is required to pay to any third party under any Company Contract in existence on the date of this Agreement as a result of or in connection with the Transactions which have not been paid by the Company prior to the Closing;

(viii)    Taxes required to be withheld under applicable Legal Requirements, if any, on payments to Securityholders or any other Person hereunder (including payments for Special Partnered Programs) to the extent that the amount payable to such Securityholder or other Person was not reduced by any deductions or withholdings of Taxes at the applicable statutory rate;

(ix)    any amounts owed to any current or former employee of the Company in the form of wages, compensation for vacation balance at the time of Closing (to the extent not included in the Company’s current liabilities for purpose of determining the Closing Working Capital) or overtime pay for work performed prior to the Closing, and any taxes, social contribution charges, penalties or other fees incurred in connection with the payment of, and/or due to failure to pay such amounts (without duplication of Section 7.2(a)(v)); or

(x)    any Legal Proceeding directly or indirectly relating to any loss that arises or results from clauses (i) through (ix) above (and including any Legal Proceeding commenced by an Indemnitee for the purpose of enforcing any of its rights under this Section 7).

(b)    Notwithstanding the foregoing or any other provision herein, each Securityholder shall, solely as to itself, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of (i) any inaccuracy in or breach of any representation or warranty made by such Securityholder set forth in Section 3 of this Agreement; or (ii) any breach of any covenant or obligation of such Securityholder.

7.3	Certain Limitations.

(a)    Subject to Section 7.3(c), the Securityholders shall not be required to make any indemnification payment pursuant to Section 7.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages exceeds $250,000 in the aggregate (the “Threshold”). If the total amount of such Damages exceeds the Threshold, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of all Damages (and not merely the portion of such Damages exceeding the Threshold).

(b)    Subject to Section 7.3(c), recourse by the Indemnitees to the portion of the Escrow Fund and the Recoverable Milestone Payments shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 7.2(a)(i).

(c)    The limitations set forth in Section 7.3(b) shall not apply: (i) in the case of Fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to the matters referred to in Sections 7.2(a)(ii) through 7.2(a)(viii). Except in the case of Fraud committed by a Securityholder, the total amount of indemnification payments that each Securityholder can be required to make to the Indemnitees pursuant to Section 7.2 shall be limited to an amount equal to the aggregate amount of Purchase Price actually paid (or, but for such Securityholder’s obligations under this Section 7, payable) to such Securityholder under this Agreement (inclusive of any amounts contributed on account of such Securityholder to the Escrow Fund and Representative’s Expense Fund Amount, and prior to the deduction or withholding of any Taxes).

(d)    Without limiting the effect of any other limitation contained in this Section 7, for purposes of computing the amount of any Damages payable to the Indemnitees under this Section 7, such Damages shall be reduced by an amount equal to the amount of any insurance proceeds received by Purchaser or any of its Affiliates under any insurance policy of the Company in effect as of the date of this Agreement (net of actual out-of-pocket costs of recovery and/or enforcement, deductibles and retro-premium adjustments) in connection with such Damages or any of the circumstances giving rise thereto (it being understood that Purchaser shall have no obligation to pursue recovery from any insurance policy).

(e)    Subject to the provisions of Section 7.3(f), so long as there is any amount in the Escrow Fund that is not otherwise subject to a pending claim, any recovery of a claim under Section 7.2(a)(i) (other than a claim based on Fraud or a claim based on a breach of a Specified Representation), shall be from the Escrow Fund. Purchaser shall be entitled to recover directly from any Securityholder with a respect to a claim under Section 7.2(a)(i) only to the extent that there are no remaining funds in the Escrow Fund that are not subject to a pending claim. In the event the Indemnitees is recovering directly from any Securityholder, such Securityholder shall be entitled to pay such recovery in any allocation of cash or shares of Purchaser Common Stock such Securityholder desires. For purposes of this Section 7, the value of each share of Purchaser Common Stock shall be equal to the Deemed Value. Upon determination in accordance with this Agreement by a Securityholder to pay any portion of an Indemnitees recover in shares of Purchaser Common Stock issued hereunder, such Securityholder shall take all reasonable action requested by Purchaser to effect the cancellation of such shares, including returning the stock certificate evidencing such shares to Purchaser. Notwithstanding the foregoing, upon determination in accordance with this Agreement that an Indemnitee is entitled to recover shares of Purchaser Common Stock issued hereunder, Purchaser shall be entitled to cancel on its books any stock certificate evidencing such shares and, upon such cancellation, such shares shall cease to be outstanding.

(f)    Purchaser shall have the right to reduce and set off, without duplication, the amount of any Recoverable Milestone Payment that Purchaser would otherwise be required to pay pursuant to Section 1.3 by an amount equal to such Damages. If at the time any Recoverable Milestone

Payment is due and payable there shall be any outstanding indemnification claim pursuant to this Section 7, then the amount of Damages with respect to which shall not have been finally determined, then the amount of such Recoverable Milestone Payment shall be reduced by the amount of Damages that Purchaser reasonably estimates to be subject to such indemnification claim and withheld by Purchaser until such time as such claim has been finally resolved in accordance with this Agreement. If the final amount of Damages for such claim is less than the amount by which such Recoverable Milestone Payment was reduced for such claim, then Purchaser shall promptly deliver the difference to the Paying Agent for further distribution to the Securityholders.

7.4    Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 7, other than any Tax Claim the procedures for which are set forth in Section 5.5(e), (a) Purchaser shall notify the Representative promptly after Purchaser receives written notice of such claim or Legal Proceeding (it being understood that any failure by Purchaser to so notify the Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 7 to the extent such failure is not prejudicial), (b) Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own; and (c) the Representative shall be entitled, at its expense (on behalf of the Securityholders), to participate in any defense of such claim or Legal Proceeding. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding: (i) the Representative shall make available to Purchaser any documents and materials that Purchaser determine in good faith may be necessary to the defense of such claim or Legal Proceeding; and (ii) Purchaser shall be entitled to settle, adjust or compromise such claim or Legal Proceeding without the written consent of the Representative, provided, that, if the written consent of the Representative is not obtained (which consent shall not be unreasonably withheld, conditioned or delayed) such settlement, adjustment or compromise shall not be dispositive of the existence of an indemnifiable claim. Purchaser shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to mitigate Damages in accordance with applicable Legal Requirements.

7.5	Indemnification Claims.

(a)    If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 7, such Indemnitee shall, if it wishes to seek indemnification pursuant to this Agreement, deliver a notice to the Representative (any such notice being referred to as a “Notice of Indemnification Claim”, and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 7, (ii) contain a reasonably detailed description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)    During the thirty (30) day period commencing upon the delivery by an Indemnitee to the Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Representative shall deliver to the Indemnitee a written response (the “Response Notice”) in which the

Representative, on behalf of the Securityholders: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Representative on behalf of the Securityholders to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith and reasonable modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not sent to the Indemnitee by the expiration of the Dispute Period, then the Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. If there is a Contested Amount, the Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Representative resolve such dispute in writing, then their resolution of such dispute shall be binding on the Securityholders, Purchaser and the other Indemnitees and a settlement agreement stipulating the amount owed to the Indemnitee shall be signed by the Indemnitee and the Representative.

(c)    If the Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the thirty (30) day period commencing upon the delivery of the Response Notice, then either the Indemnitee or the Representative may submit the contested portion of the indemnification claim to the courts located in New York County, New York in accordance with Section 8.8.

7.6    No Double Recovery. No Indemnitee is entitled to recover under any Claim more than once in respect of the same Damages.

7.7    Escrow Fund. At the Closing, and without any act of any Securityholder, Purchaser shall deposit the Escrow Amount with the Escrow Agent. Purchaser will be deemed to have contributed on behalf of each Securityholder, his, her or its Pro Rata Amount of the Escrow Amount to the Escrow Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement. The Escrow Fund shall be non-interest bearing.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1	Representative.

(a)    Each of the Securityholders hereby irrevocably nominate, constitute and appoint Fortis Advisors, LLC as the exclusive agent and true and lawful attorney-in-fact of the Securityholders, with full power of substitution, to act in the name, place and stead of the Securityholders for purposes of executing any documents and taking any actions that the Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, the Escrow Agreement and the Representative Engagement Agreement including in connection with any payment pursuant to Section 1.6 or claim for indemnification under Section 5.5 or Section 7. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. Fortis Advisors LLC hereby accepts its appointment as the Representative. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.

(b)    Each of the Securityholders grants to the Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Securityholders (in the name of any or all of the Securityholders or otherwise) any and all documents that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 8.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the Transactions, each Indemnitee shall be entitled to deal exclusively with the Representative on all matters relating to Sections 1.3, 5.5 and 7 and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholders by the Representative and on any other action taken or purported to be taken on behalf of any Securityholders by the Representative, as fully binding upon such Securityholder.

(c)    All actions taken by the Representative under this Agreement Representative or the Representative Engagement Agreement shall be binding upon each Securityholder and such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Engagement Agreement are waived.

(d)    The power of attorney granted in Section 8.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Securityholders.

(e)    Securityholders with a majority in interest (determined based in accordance with their respective ownership of Shares as of immediately prior to Closing) have the right to remove the Representative at any time. If the Representative shall resign, die, become disabled or otherwise be unable to fulfill its responsibilities as agent of the Securityholders, or be removed, then a majority in interest of the Securityholders (determined based in accordance with their respective ownership of Shares as of immediately prior to the Closing) shall, within ten (10) days after such death, disability or removal, appoint a successor agent for the Securityholders and, promptly thereafter, shall notify Purchaser of the identity of such successor. Any such successor shall become the “Representative” for purposes of this Agreement.

(f)    Certain Securityholders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). To the maximum extent permissible by applicable law, neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) shall incur any liability of any kind to any Securityholder or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Representative, except with respect to its own willful misconduct or gross negligence. The Representative may (i) act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Securityholder or other party and (ii) rely upon the Spreadsheet. In all questions arising under this Agreement or the transactions contemplated hereby, the Representative may rely on the advice of counsel, accountants or other skilled persons, and the Representative will not be liable to any Securityholder or any other Person for anything done, omitted or suffered in good faith by the Representative based on such advice of counsel, accountants or other skilled persons, as the case may be. No provision of this Agreement or any of the transactions contemplated hereby shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby and thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.

(g)    The Representative Group shall be indemnified, defended and held harmless by the Securityholders from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable legal fees and disbursements and costs and including costs incurred in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (“Representative Expense”) arising from, based upon or with respect the Representative’s execution and performance of this Agreement, the Escrow Agreement, the Representative Engagement Agreement or any of the Transactions, or otherwise in connection with acting as the Representative, in each case as such Representative Expense is incurred. To the extent any Representative Expenses are not paid or reimbursed from the Representative’s Expense Fund, upon any payment to the Securityholders of the Escrow Amount, the Representative shall have the right to recover the Representative Expenses from such amount before any distribution to the Securityholders, or in the event there are insufficient funds, directly from the Securityholders, severally and not jointly, on a pro rata basis based on their respective Pro Rata Amount. All of the immunities and powers granted to the Representative under this Agreement shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. The powers, immunities and rights to indemnification granted to the Representative Group in this Agreement: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Securityholder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount.

(h)    To the extent the Representative receives documents, spreadsheets or other forms of information from any party and the Representative is required to deliver any such document, spreadsheet or other form of information to another party, the Representative is not responsible for the content of such materials, nor is the Representative responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information. The Representative shall not be liable to any Securityholder for any apportionment or distribution of payments authorized by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Securityholder to whom payment was due, but not made, shall be to recover from other Securityholders any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement; provided, however, that the foregoing recourse limitation shall not apply in any case where such error was due to fraud or willful misconduct by the Representative. The Representative shall be entitled to rely upon the Pro Rata Amount in the Spreadsheet when setting forth any apportionment or distribution of payments required to be made pursuant to this Agreement.

(i)    At the Closing, and without any act of any Securityholder, Purchaser shall deposit the Representative’s Expense Fund Amount with the Representative, to be held by the Representative and released on the instructions of the Representative for the payment of Representative Expenses incurred by the Representative in performing its duties pursuant to this Agreement, the Escrow Agreement or the Representative Engagement Agreement. Purchaser will be deemed to have contributed on behalf of each Securityholder, his, her or its Pro Rata Amount of the Representative’s Expense Fund Amount for retention by the Representative. The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative’s Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders will not receive any interest on the Representative’s Expense Fund and assign to the Representative any such interest. Subject to Advisory Group approval, the Representative may contribute funds to the Representative’s Expense Fund from any consideration otherwise distributable to the Securityholders. As soon as reasonably determined by the Representative that the Representative’s Expense Fund is no longer required to be withheld, any of the Representative’s Expense Fund Amount originally deposited with the Representative at the Closing that has not been used by the Representative pursuant to the terms of this Agreement shall be released by the Representative for distribution by the Paying Agent to the Securityholders, in each case in proportion to their respective Pro Rata Amount of such remaining funds, if any. For the avoidance of doubt, the Representative’s Expense Fund Amount shall not be deemed part of the Escrow Fund and shall not be available to satisfy any indemnification or other obligations to Purchaser hereunder. None of Purchaser or any of its Affiliates shall have any liability or obligation with respect to the use of the Representative’s Expense Fund Amount by the Representative.

8.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request after the Closing for the purpose of carrying out or evidencing any of the Transactions.

8.3    Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense.

8.4    Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.5    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile or email with confirmation of transmission) to the address, facsimile telephone number or email address set forth beneath the name of such party below (or to such other address, facsimile telephone number or email address as such party shall have specified in a written notice given to the other parties hereto); provided, however, that all notices and other communications that are required to be delivered to the Representative hereunder shall be delivered by facsimile and email:

if to Purchaser:

Vir Biotechnology, Inc.

499 Illinois Street, 5th Floor,

San Francisco, California 94158

Attention:

Email:

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:

Facsimile:

Email:

if to the Representative:

Fortis Advisors LLC

Attention: Notices Department

Facsimile:

Email:

if to any Securityholder:

to the address set forth for such Securityholder on the Spreadsheet.

8.6    Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.7    Counterparts and Exchanges by Facsimile or Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission or by email in “portable document format” (“.pdf”) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.8	Governing Law; Venue.

(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the New York (without giving effect to principles of conflicts of laws).

(b)    Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in New York County, New York. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of New York County, New York; (ii) agrees that each of court in New York County, New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any court in New York County, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

8.9    Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Purchaser and its successors and assigns (if any); and the Securityholders and their successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Purchaser; the other Indemnitees; the Securityholders; and the respective successors and assigns (if any) of the foregoing. Purchaser may freely assign any or all of its rights and obligations under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto.

8.10    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

8.11	Waiver.

(a)    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.12    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.13    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Representative and the Company.

8.14    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.15    Parties in Interest. Except for the provisions of Sections 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

8.16    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.17    Conflict of Interest. If the Representative or any Securityholder so desire and without the need for any consent or waiver by the Purchaser or Company, after the Closing, Morgan Lewis & Bockius LLP and Bar & Karrer Ltd. shall be permitted to represent any Securityholder and/or the Representative solely in connection with any dispute (including any litigation, arbitration or other adversary proceeding) relating to this Agreement or the Transactions, including with respect to any indemnification claims or any contingent payments under Sections 1.3 or 1.4. Each of the Company and Purchaser understand that it is being asked now to waive future conflicts as described above without specifics of those conflicts because the waiver pertains to future facts and events related to this Agreement or the Transactions. This consent and waiver is intended to be for the benefit of Morgan Lewis & Bockius LLP and Bar & Karrer Ltd. and effective in all jurisdictions in which each practices, and to extend to any rights conferred on the Company or Purchaser by the professional rules of conduct of any such jurisdiction and any other statute, rule, decision or common law principle relating to conflicts of interest that may otherwise be applicable.

8.18	Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement and the Exhibits to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except for purposes of Section 1.5, the phrase “delivered to Purchaser” or similar phrases used in this Agreement shall mean that true and correct copies of the subject document were posted to the electronic data room for this Transaction at least three (3) Business Days prior to the Closing.

(e)    Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(f)    All references to dollar amounts or “$” shall be to U.S. dollars unless otherwise specified. All references to CHF shall be to Swiss Francs.

(g)    All accounting terms not specifically defined herein shall be construed in accordance with Swiss GAAP or US GAAP, as applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

PURCHASER:

VIR BIOTECHNOLOGY, INC.

By:	/s/ George Scangos
Name: George Scangos, Ph.D.
Title: Chief Executive Officer

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

COMPANY:

HUMABS BIOMED SA

By:	/s/ Filippo Riva
Name: Filippo Riva
Title: Chief Executive Officer

By:	/s/ Thomas Hecht
Name: Thomas Hecht
Title: Director

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Ryan Smith
Entity:	Fortis Advisors LLC
Name:	Ryan Smith
Title:	Managing Director

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ William J. Rutler
Entity:	Synergenics, LLC
Name:	William J. Rutler
Title:	Chairman

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Karl A. Harfstrand
Name:	Karl A. Harfstrand

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Antonio Lanzavecchia
Name:	Antonio Lanzavecchia

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Filippo Riva, Hans Wigzel under Power of Attorney
Name:	Hans Wigzell

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Rene Amstutz
Name:	Rene Amstutz

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Federica Sallusto
Name:	Federica Sallusto

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Stephen Halasz
Name:	Stephen Halasz

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Laurence Bardoff
Name:	Laurence Bardoff

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Jimmy Zhang
Name:	Jimmy Zhang

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Jeremy T. Blitzer
Name:	Jeremy T. Blitzer

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ John McKearn
Name:	John McKearn

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Alcide Barberis
Name:	Alcide Barberis

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Davide Corti
Name:	Davide Corti

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Thomas Hecht
Name:	Thomas Hecht

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Ulrich Grau
Name:	Ulrich Grau

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

SECURITYHOLDER:

By:	/s/ Nadia Passini
Name:	Nadia Passini

SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Business Day. “Business Day” shall mean any day except Saturday, Sunday or any other day on which commercial banks located in Switzerland are authorized or required by law to be closed for business.

Claim. “Claim” shall mean and include all past and present disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (a) any unknown, inchoate, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

Closing Working Capital. “Closing Working Capital” shall mean (a) the Company’s current assets (including cash) as of the Closing (as determined in accordance with Swiss GAAP) minus (b) the Company’s current liabilities as of the Closing (as determined in accordance with Swiss GAAP) including deferred revenue (and any Taxes payable with respect to such deferred revenue) and excluding Unpaid Transaction Expenses and Indebtedness. For the avoidance of doubt, (A) the Company’s current assets shall exclude any receivables related to the Special Partnered Programs, (B) the Company’s current liabilities shall include all accrued vacation for Company employees, and (C) the currency exchange rate between Swiss Francs and U.S. Dollars for the purpose of calculating Closing Working Capital shall be the exchange rate on the Closing Date as certified by the Federal Reserve Bank of New York.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Commercially Reasonable Efforts. “Commercially Reasonable Efforts” shall mean, for purposes of Section 1.3 of this Agreement, the carrying out of such obligations with levels of efforts and resources consistent with practices of a similarly situated company in the biopharmaceutical industry that would be applied to the research, development and commercialization of a pharmaceutical product at a similar stage of development, and of similar commercial potential, taking into consideration the safety and efficacy of such product, its competitiveness compared to alternative products, the proprietary position of the product (including scope and duration of relevant patents), the scope of marketing approval, the regulatory status of the product (such as, whether the product is subject to a clinical hold, recall or market withdrawal) and the anticipated profitability of the product.

Company Contract. “Company Contract” shall mean any Contract in effect: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

Company Consultant. “Company Consultant” shall mean any Person who is a current or former consultant of the Company.

Company Director. “Company Director” shall mean any Person who is a current or former director of the Company.

Company Employee. “Company Employee” shall mean any Person who is a current or former employee of the Company.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or an Affiliate of the Company and any Company Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of the Company or any Affiliate of the Company to make any payments or provide any benefits in connection with termination of such Contract.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, pension and other retirement (including non-statutory pension or other retirement) benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, that is or has been maintained, contributed to or required to be contributed to by the Company or any Affiliate of the Company for the benefit of any Company Employee, or with respect to which the Company or any Affiliate of the Company has or may have any liability or obligation; provided, however, than a Company Employee Agreement shall not be considered an “Company Employee Plan.”

Company Officer. “Company Officer” shall mean any Person who is a current or former officer of the Company.

Company IP Rights. “Company IP Rights” shall mean all IP Rights owned solely or co-owned by Company or its Subsidiaries, or in which Company or its Subsidiaries has any right, title or interest.

Company Option Plan. “Company Option Plan” shall mean the Stock Option Plan of Humabs Holdings SA dated 29 May 2017, granting 194 options giving the right to receive Series C common shares of the Company.

Company Patent Rights. “Company Patent Rights” means the Patent Rights listed in Part 2.9(a) of the Disclosure Schedule.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (a) the privacy of users of the Company Products or of any website or service operated or maintained by or on behalf of the Company, (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (c) any Company Employee information.

Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

Copyrights. “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

Current Company Business. “Current Company Business” shall mean the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

Damages. “Damages” shall include claims, liabilities, Taxes, damages, diminution of value, payments, obligations, losses, costs and expenses (including reasonable, actual and documented attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), and judgments (at law or in equity) of any nature, but shall not include punitive damages unless such damages are part of any judgment or award against an Indemnitee in actions by third parties. It is hereby agreed that Damages shall be net of insurance proceeds to the extent such proceeds were obtained by Purchaser as a direct result of the breach and less costs and expenses and increased premiums associated with obtaining such benefits and proceeds.

Deemed Value. “Deemed Value” shall mean the greater of $4.00 per share of Purchaser Common Stock or the fair market value of the Purchaser Common Stock at the applicable time; provided that the fair market value shall be solely determined from the most recent fair market value appraisal of the Purchaser Common Stock conducted at the request of the Purchaser.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint share company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of worker health or safety (with respect to exposure to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

EMA. “EMA” shall mean the European Medicines Agency or any successor thereto.

Escrow Agent. “Escrow Agent” means Wilmington Trust, NA, or any successor as determined in accordance with the Escrow Agreement.

Escrow Fund. “Escrow Fund” means the Escrow Amount then held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

Estimated Working Capital. “Estimated Working Capital” shall mean the estimate of (a) the Company’s current assets (including cash) as of the Closing (as determined in accordance with Swiss GAAP) minus (b) the Company’s current liabilities as of the Closing (as determined in accordance with Swiss GAAP) including deferred revenue (and any Taxes payable with respect to such deferred revenue) and excluding Unpaid Transaction Expenses and Indebtedness.

European Major Market. “European Major Market” shall mean the United Kingdom (whether or not it remains in the European Union), Germany, France, Italy and Spain.

Expiration Date. “Expiration Date” means the date that is eighteen (18) months following the Closing Date.

FDA. “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

HBV Product. “HBV Product” means any and all finished drug product formulations containing (i) the Company’s Product Candidate for Hepatitis B infection referred to as of the date of this Agreement as HBC34, (ii) any derivative or variant or other modification of HBC34 or (iii) any other Product Candidate for Hepatitis B infection.

Humabs Shareholders’ Agreement. “Humabs Shareholders’ Agreement” means the shareholders’ agreement entered into by the Shareholders and the Company dated November 3, 2011.

Indebtedness. “Indebtedness” shall mean, without duplication, (a) indebtedness of the Company for, or a guarantee by the Company of indebtedness for, borrowed money, (b) all deferred indebtedness of the Company for the payment of the Purchase Price of property or assets purchased (other than accounts payable incurred in the ordinary course of business that are not more than thirty (30) days past due); (c) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease on a balance sheet prepared in accordance with Swiss GAAP or US GAAP, as applicable; (d) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) all obligations secured by any Encumbrance existing on property owned by the Company; and (f) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of the Transactions.

Indemnitees. “Indemnitees” shall mean (a) Purchaser; (b) Purchaser’s current and future Affiliates (including the Company); (c) the respective representatives of the Persons referred to in clauses “(a)”, and “(b)” above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses “(a)”, “(b)”, and “(c)” above; provided, however, that the Securityholders shall not be deemed to be “Indemnitees.”

Intellectual Property Representations. “Intellectual Property Representations” shall mean the representations and warranties set forth in Section 2.9 (as modified by the Disclosure Schedule).

Interim Balance Sheet. “Interim Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Interim Balance Sheet Date.

Interim Balance Sheet Date. “Interim Balance Sheet Date” shall mean June 30, 2017.

IP Rights. “IP Rights” means any and all of the following in any country: Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, know-how rights, and other intellectual property rights and intangible assets.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge of the Company. “Knowledge of the Company” or “Company’s Knowledge” shall mean (i) the actual knowledge of Filippo Riva and Davide Corti and (ii) the knowledge Filippo Riva and Davide Corti would have had after the discharge of their duties as officers and employees of the Company in a manner of a prudent Person under the same circumstances.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company, except to the extent that any such Effect results from: (i) changes in general economic conditions (except to the extent that such changes have a disproportionate impact on the Company as compared to other companies similarly situated in the industry in which the Company operates); (ii) changes affecting the industry generally in which the Company operates (except to the extent that such changes have a disproportionate impact on the Company as compared to other companies similarly situated in the industry in which the Company operates); (iii) changes in Legal Requirements or Swiss GAAP (except to the extent that such changes have a disproportionate impact on the Company as compared to other companies similarly situated in the industry in which the Company operates); (iv) acts of war or terrorism or natural disasters (except to the extent that such changes have a disproportionate impact on the Company as compared to other companies similarly situated in the industry in which the Company operates); (v) any failure by the Company to meet any of its financial projections, forecasts or estimates, in and of itself, or (vi) the announcement or pendency of the Transactions.

Net Special Partnered Programs Expenses. “Net Special Partnered Programs Expenses” shall mean the direct and indirect expenses incurred by the Company or Purchaser in connection with the Special Agreements, including any Taxes incurred by the Company or Purchaser in connection with amounts received under the Special Agreements (either directly or through withholding or another reduction to the amounts received), and including expenses incurred in connection with meeting the Company’s obligations under the Special Agreements and the Company’s and/or the Purchaser’s obligations under this definition. It is understood that effectively recovered, refunded or credited Taxes shall not be considered in the calculation of the Net Special Partnered Programs Expenses. If in connection with receipt of a Pass-Through Payment, Purchaser causes the Company to issue a dividend or similar distribution to Purchaser of all or a portion of such Pass-Through Payment and such dividend or similar distribution is subject to Swiss withholding tax (currently at thirty-five percent (35%)), Purchaser shall file a Form 82 C (or its successor form) with the Swiss Federal Tax Administration seeking a refund (currently of thirty percent (30%) of the dividend or similar distribution) under the United States – Switzerland Income Tax Convention dated October 2, 1996 (as amended from time to time). To the extent other Taxes of Purchaser or the Company are effectively recovered, refunded or credited under applicable rules of the countries of residence of the parties of this Agreement and their Affiliates and the parties of the Special Agreements (which, for the avoidance of doubt, exclude any recoveries, refunds or credits under the third sentence of this definition), then only fifty percent (50%) of the effectively recovered Taxes will be excluded from the calculation of the Net Special Partnered Program Expenses under the second sentence above and the other fifty percent (50%) will accrue to the benefit of Purchaser. For the avoidance of doubt, Purchaser shall have no responsibility for the outcome of such recovery, refund or credit claims.

Net Sales. “Net Sales” shall mean, with respect to an HBV Product or an Other Product, the gross amount invoiced by Purchaser, its Affiliate or licensee (each, a “Selling Party”) to third parties for sales of such product, less the following deductions, in each case solely to the extent (i) directly applicable to the sales of such products, and (ii) actually given, allowed or taken (as applicable):

a)	trade, quantity and cash discounts allowed;

b)

discounts, refunds, rebates, chargebacks, retroactive price adjustments, incentives offered to certain indirect customers, including patients, and any other allowance which effectively reduce the net selling price;

c)	product returns and allowances;

d)

any Tax imposed on the production, sale, delivery or use of such product, including sales, use, excise or value added taxes, or any fees, including under the Affordable Care Act (or similar Legal Requirement) (allocated in a manner reasonably determined by the relevant Selling Party), imposed on the pharmaceutical manufacturers by any Governmental Body;

e)	wholesaler inventory management fees;

f)	wholesaler allowance for distribution expenses;

g)	write-offs for bad debt; and

h)	transportation charges and insurance charges relating thereto.

Such amounts shall be determined from the books and records of the Selling Party, maintained in accordance with US GAAP.

Sales of such product made in good faith between or among the relevant Selling Party, any of its affiliates or any of its licensees/sublicensees, shall not be included in the calculation of Net Sales if the arm’s length sales for the very same units of such products are otherwise reported as Net Sales.

With respect to sales of an HBV Product or Other Product (a “Transferred Product”) which is sold in combination with (a) one or more additional active ingredients that are not also a Transferred Product; and (b) a drug delivery device (the items described in subclauses (a) and (b) above, the “Other Components”), which such combination product is referred to herein as a “Combination Product”, Net Sales for any such Combination Product in a particular country in the applicable calendar year shall be calculated as follows:

(i)    Where the Transferred Product and all Other Components in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined above by the fraction A/(A+B), where A is the net invoice price of the product as sold separately in such country, and B is the sum of the net invoice prices of the Other Components in such Combination Product.

(ii)    If the Transferred Product in such Combination Product is sold separately in such country, but none of the Other Components in such Combination Product is sold separately in such country, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the net invoice price of such Transferred Product as sold separately, and C is the net invoice price of such Combination Product.

(iii)    If the Transferred Product in such Combination Product is not sold separately in such country, but the Other Components in such Combination Product are sold separately in such country, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-D)/C, where C is the net invoice price, in such country, for such Combination Product, and D is the sum of the net invoice prices charged for the Other Components in such Combination Product.

(iv)    If neither the Transferred Product nor the Other Components in such Combination Product are sold separately in such country, Net Sales for the Combination Product will be D/(D+E), where D is the fair market value of the portion of such Combination Product that contains the Transferred Product, and E is the fair market value of the portion of the Combination Product containing the Other Components in such Combination Product, and all such fair market values shall be determined by good faith analysis by Purchaser.

Old Reserves Retainer. ”Old Reserves Retainer“ shall mean the amount of $1,017,459.20.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Product. “Other Product” shall mean any and all finished drug product formulations containing (i) any Product Candidate which is directed to any target other than HBV and selected by Purchaser pursuant to Section 1.3(a)(ii), or (ii) any derivative or variant or other modification of the foregoing.

Patent Rights. “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

Paying Agent. “Paying Agent” means Wilmington Trust, NA.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) liens for Taxes that are not yet due and payable or that are being contested in good faith through proper proceedings and for which adequate reserves have been made on the Company Financial Statements in accordance with Swiss GAAP; (b) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable; (c) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; (d) non-exclusive licenses to Company IP Rights granted in the ordinary course of business for end use of the Company Products; (e) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the leased real property; and (f) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased property which do not materially impair the occupancy or use of thereof for the purpose for which it is currently used in connection with the applicable business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Taxes. “Pre-Closing Taxes” means any Taxes: (i) of the Company or its Subsidiaries, or for which the Company or its Subsidiaries is liable, that are attributable to any Pre-Closing Tax Period (or portion thereof), including, without duplication, Taxes allocable to the portion of the Straddle Period ending on the Closing Date, (ii) of another Person that is imposed on the Company or its Subsidiaries, or for which the Company or its Subsidiaries is liable, as a result of any Contract, Legal Requirement, as a transferee or successor, that relates to a transaction or event occurring before the Closing, (iii) of the Company or any Subsidiary as a result of being or having been (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or non-U.S. Legal Requirement, (iv) that are employment or payroll Taxes, whether payable by Purchaser or the Company or any of its Subsidiaries with respect to any change in control payments or other bonuses or other compensatory payments in connection with the transactions contemplated by this Agreement, (v) that are Transfer Taxes required to be borne by the Securityholders pursuant to Section 5.5(i), (vi) imposed on Purchaser or its Affiliates as a result of income includible in the income of Purchaser or its Affiliates pursuant to Section 951 of the Code that is attributable to its ownership of the Company or its Subsidiaries and attributable to a Pre-Closing Tax Period, and (vii) that are attributable to the Swiss Consolidation, whenever incurred; provided, however, that Pre-Closing Taxes shall not include (a) any amounts taken into account as Indebtedness or Unpaid Transaction Expenses, in each case as reflected on the Financial Certificate, or (b) Taxes arising from actions by Purchaser or its Affiliates (including for this purpose, the Company and its Subsidiaries) on the Closing Date after the Closing that are outside the ordinary course of business of the Company and the Subsidiaries (other than actions specifically contemplated by this Agreement), or (c) any Taxes arising from the termination of the current tax holidays granted to the previous Humabs Biomed SA at Swiss Federal level (50%) and at Cantonal and Municipal level for the period 2017-2020 as a consequence of the Swiss Consolidation.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

Product Candidate. “Product Candidate” means any antibody product candidate, whether for Hepatitis B infection or any other indication, generated using, in whole or in part, any of the Company’s antibody drug discovery technologies existing as of the date of this Agreement.

Pro Rata Amount. “Pro Rata Amount” shall mean, as to each Securityholder, a fraction, the numerator of which is the number of Shares and Options held by such Securityholder immediately prior to the Closing, and the denominator of which is the total number of Shares and Options held by all Securityholders immediately prior to the Closing. The aggregate sum of the Pro Rata Amount of the Securityholders shall at all times equal 1.00 if expressed as a fraction or 100% if expressed as a percentage.

Purchaser Entities. “Purchaser Entities” shall mean Purchaser and any of its Affiliates and Subsidiaries and, effective as of the Closing, the Company.

Purchaser Financing Agreements. “Purchaser Financing Agreements” shall mean the Amended and Restated Voting Agreement dated December 23, 2016 entered into by other shareholders of Purchaser.

Recoverable Milestone Payments. “Recoverable Milestone Payments” shall mean 100% of the Milestone Payment amounts actually earned pursuant to the terms of this Agreement, regardless of whether such Milestone Payments have yet been distributed to the Securityholders.

Registrational Trial. “Registrational Trial” shall mean a human clinical trial (regardless of whether such trial is referred to as a “phase 2 clinical trial”, a “phase 2b clinical trial” or a “phase 3 clinical trial”) that would, based on interactions with a Regulatory Authority or otherwise, (1) satisfy the requirements of 21 C.F.R. § 312.21(c) or corresponding foreign regulations or (2) is designed in a manner such that additional patients could be added such that it could satisfy the requirements of 21 C.F.R. § 312.21(c) or corresponding foreign regulations.

Regulatory Approval. “Regulatory Approval” shall mean, with respect to a pharmaceutical product (i) in the United States, the final approval of the FDA necessary for the lawful marketing and sale of such product in the United States; and (ii) in a European Major Market, the final approval of the EMA and/or local authorities in such country necessary for the lawful marketing and sale of such product in such country. For the sake of clarity, Regulatory Approval shall be deemed to have occurred when the FDA sends an approval letter within the meaning of 21 C.F.R. § 314.105 or with respect to a centralized application for marketing authorization filed with the EMA, the issuance by the Committee for Medicinal Products for Human Use (CHMP) of a positive opinion for granting marketing authorization for the such pharmaceutical product.

Regulatory Authority. “Regulatory Authority” means any applicable Governmental Body responsible for granting marketing approvals or pricing approvals for pharmaceutical products, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

Representative’s Expense Fund. “Representative’s Expense Fund” shall mean the expense fund held by the Representative in the Representative’s Expense Fund Amount.

Representative’s Expense Fund Amount. “Representative’s Expense Fund Amount” shall mean $250,000.

Restricted Business. “Restricted Business” shall mean antibody drug discovery for infectious diseases in humans, and related research and discovery intended to lead to future clinical development. For clarity, teaching a university course on antibody therapeutics or conducting basic research without industry sponsorship into antibody therapeutics shall be deemed not to be Restricted Business.

Restricted Securityholder. “Restricted Securityholder” shall mean each of Filippo Riva and Davide Corti.

Securityholder Matter. “Securityholder Matter” shall mean any claim by an Securityholders or former Securityholders, or by any other Person, seeking to assert any rights based upon: (i) ownership or rights to ownership of equity of the Company inconsistent with the Spreadsheet; (ii) any right under the Company’s organizational documents or under any indemnification agreement between such Person and the Company; or (iii) the allocation of any portion of the Purchase Price inconsistent with the Spreadsheet.

Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Sections 2.1(a)-(d) (Due Organization; Authority, Binding Nature of Agreement), Section 2.3 (Capitalization), Section 2.22(a)(i) (Non-Contravention), Section 2.23 (Financial Advisor), and the Tax Representations.

Specified Securityholders. “Specified Securityholders” shall mean the following Securityholders: Synergenics LLC, Stephen Halasz, Laurence Bardoff, Jimmy Zhang, Jeremy Blitzer and John McKearn.

Straddle Period. “Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

Subsidiary or Subsidiaries. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) a majority of the outstanding equity or financial interests of such Entity.

Swiss Consolidation. “Swiss Consolidation” shall mean the merger of Humabs BioMed SA into Humabs Holding AG and the simultaneous renaming of the latter in Humabs BioMed SA, registered as of June 13, 2017, with effect as of January 1, 2017.

Swiss GAAP. “Swiss GAAP” shall mean the generally accepted accounting principles as set forth in the Swiss Code of Obligations.

Tax. “Tax” shall mean (i) any federal, state, local, non-U.S. or other tax (including without limitation any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, goods and services tax, property tax, business tax, withholding tax, social security, payroll tax, employment tax, alternative or add-on minimum, escheat payment, environmental tax or similar tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

Tax Representations. “Tax Representations” shall mean the representations and warranties set forth in Section 2.16 (as modified by the Disclosure Schedule).

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Trademark Rights. “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

Transaction Expenses. “Transaction Expenses” shall mean any third-party fee, cost, expense, payment, liability (contingent or otherwise) or obligation of the Company whether or not incurred, billed or accrued that relate to the negotiation and effectuation of this Agreement and the Transactions, including (i) legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses, or (ii) bonuses or severance payments paid or payable by the Company to the Company’s managers, employees and/or consultants in connection with the Transactions that are unpaid as of the Closing and any payroll, withholding or other Taxes of the Company arising out of or resulting from any of the foregoing or attributable to the payment of consideration hereunder (regardless of when such payments are made), or (iii) any expenses incurred to obtain consents under any Company Contract as a result of or in connection with the Transactions.

Transactions. “Transactions” shall mean the transactions and other matters contemplated by this Agreement.

Unpaid Transaction Expenses. “Unpaid Transaction Expenses” shall mean the Transaction Expenses that are unpaid as of the Closing.

Unresolved Claims. “Unresolved Claims” shall mean the aggregate amount of the Claimed Amounts and Contested Amounts associated with all claims contained in Notices of Indemnification Claim that have not been finally resolved and paid prior to the Expiration Date in accordance with Section 7.

US GAAP. “US GAAP” shall mean United States generally accepted accounting principles.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any website or service operated or maintained by or on behalf of the Company.

Working Capital Target. “Working Capital Target” shall mean $1,000,000.

EXHIBIT B

ESCROW AGREEMENT